Exhibit 2.6

Juice Trust dtd 1/24/96 Trust 3

and

Ere Development Inc.

and

Red Mountain Ventures Inc.

and

Rmr Acquisition Corp.

and

Red Property Management Ltd.

and

Red Mountain Ventures G.p. Ltd.

Shareholders’ Agreement

July 18, 2024

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Sections and Headings; Interpretation	8
1.3	Number, Etc.	8
1.4	Accounting Terms	8
1.5	Severability	8
1.6	Currency	9
1.7	Governing Law	9
1.8	Time	9
1.9	Control	9
1.10	Schedules	10
ARTICLE 2 IMPLEMENTATION OF AGREEMENT		10
2.1	Compliance; Implementation of Agreement	10
2.2	Certificate Legend	10
2.3	Consent to Transfers	11
2.4	Conflict with Notice of Articles or Articles	11
2.5	Termination of Agreement	11
ARTICLE 3 REPRESENTATIONS AND WARRANTIES		11
3.1	Shareholders’ Representations and Warranties	11
3.2	Company Representations and Warranties	13
3.3	RPM Representations and Warranties	14
ARTICLE 4 MANAGEMENT, BUSINESS AND OPERATIONS		15
4.1	Management Committee	15
4.2	Management Committee Meetings	16
4.3	Management Committee Approvals	17
4.4	Company Board of Directors	19
4.5	Company Board Meetings and Decisions	20
4.6	Primary Shareholder Approvals	21
4.7	Company Shareholder Meetings	22
4.8	Management of the Company	22
4.9	Management Transition	22
4.10	Management Participation Pool	23
4.11	Indemnification and D&O Insurance	23
4.12	Capital Expenditures	23
4.13	Working Capital	24
4.14	Development Projects	24
4.15	Sale of Operating Resort	29
4.16	Sale of Undeveloped Development Lands	29
4.17	Sale of Entire Enterprise	30
4.18	ERE Priority Offer	31
4.19	Day Lodge to Continue	31
4.20	Termination of Company as General Partner of Partnership	32

ARTICLE 5 RED PROPERTY MANAGEMENT		32
5.1	RPM Board of Directors	32
5.2	RPM Board Meetings and Decisions	33
5.3	RPM Management Agreement	34
5.4	Priority Dividend	34
ARTICLE 6 CONFIDENTIALITY		34
6.1	Confidentiality	34
ARTICLE 7 DEFAULTING SHAREHOLDER		37
7.1	Defaulting Shareholder	37
ARTICLE 8 CLOSING PROCEDURES		39
8.1	Closing Procedures	39
8.2	Transferor’s Obligations	40
8.3	Additional Obligations of Transferor	40
8.4	Transferee’s Obligations	41
8.5	Transferor’s Failure to Complete	41
ARTICLE 9 ARBITRATION		42
9.1	Duty to Submit to Arbitration	42
9.2	Appointing Authority	42
9.3	Governing Rules	42
9.4	Place of Arbitration	42
9.5	Costs	42
9.6	Circumstances Arbitration Does Not Apply	42
ARTICLE 10 GENERAL		43
10.1	Notices	43
10.2	Waivers	44
10.3	Entire Agreement	44
10.4	Further Assurances	44
10.5	Enurement	44
10.6	Assignment	44
10.7	Amendment	44
10.8	Counterparts	44

SCHEDULES

Schedule A	-	Capital of the Company and RPM
Schedule B	-	Lands
Schedule C	-	Development Project Land Values
Schedule D	-	Form of Development Project Proposal

SHAREHOLDERS’ AGREEMENT

THIS SHAREHOLDERS’ AGREEMENT (this “Agreement”) is made effective as of July 18, 2024

BETWEEN:

JUICE TRUST DTD 1/24/96 TRUST 3, a trust established under the laws of the State of California

(the “Juice Trust”)

AND:

ERE DEVELOPMENT INC., a company existing under the laws of the Province of British Columbia

(“ERE”)

AND:

RED MOUNTAIN VENTURES INC., a company existing under the laws of the State of California

(“HowardCo”)

AND:

RMR ACQUISTION CORP., a company existing under the laws of the Province of British Columbia

(“RMR”)

AND:

RED PROPERTY MANAGEMENT LTD., a company existing under the laws of the Province of British Columbia

(“RPM”)

AND:

RED MOUNTAIN VENTURES G.P. LTD., a company existing under the laws of the Province of British Columbia

(the “Company”)

WHEREAS:

A.             The Juice Trust is the sole owner of the Class E-2 Common Voting Shares of the Company;

B.             ERE is the sole owner of the Class E-3 Common Voting Shares of the Company;

C.             HowardCo is the sole owner of the Class E-4 Common Voting Shares of the Company (and is also an owner of Class A Common Non-Voting Shares and Class B Common Voting Shares of the Company);

D.             The company is general partner of Red Mountain Ventures Limited Partnership (the “Partnership”);

E.              RMR is a Subsidiary of the Partnership;

F.              RPM is owned by RMR and ERE;

G.             The Juice Trust has a significant financial interest in the Partnership;

H.             ERE is assuming significant responsibilities with respect to real estate development component of the Partnership’s business as well as with respect to the Company’s board of directors and management committee and RPM’s board of directors;

I.               HowardCo, by virtue of its ownership of Class E-4 Common Voting Shares and the historical and ongoing management services of Howard Katkov, has a financial interest in the Partnership’s business;

J.              The parties wish to enter into this Agreement in order to establish, among other things, rights and obligations arising out of or in connection with the ownership of their shares in the Company and RPM and the business of the Partnership and RPM.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained herein the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions.

In this Agreement, the following words and expressions will have the respective meanings ascribed to them below:

“Act” means the Business Corporations Act (British Columbia), as amended from time to time;

“Affiliate” means, when used to indicate a relationship with a specified Person, (a)any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with the specified Person;

“Agreement” means this Agreement, as may be modified, amended and/or restated from time to time in accordance herewith;

“Approved E-1 Capex Plan” has the meaning ascribed thereto in Section 4.12;

“Articles” means the articles of the Company and RPM, as the case may be, and has the meaning ascribed thereto in the Act;

“Associate” means has the meaning specified in the Business Corporations Act (British Columbia) , as amended from time to time;

“Business” means the business of owning and operating the Red Mountain ski resort at Rossland, British Columbia and owning and developing certain real estate surrounding the Red Mountain ski resort owned by the Partnership and its Subsidiaries;

“Business Day” means any day of the year, other than a Saturday, a Sunday or any day on which banks are required or authorized to close in Rossland, British Columbia;

“Canadian Financial Institution” means a bank or credit union that is authorized by an enactment of Canada or a jurisdiction of Canada to carry on business in Canada or a jurisdiction in Canada;

“Closing Date” has the meaning ascribed thereto in Section 8.1;

“Committee Matter” and “Committee Matters” have the meanings ascribed thereto in Subsection 4.3(a);

“Committee Member” means a member of the Management Committee;

“Company” means Red Mountain Ventures G.P. Ltd., a British Columbia company;

“Company Board” means the board of the directors of the Company;

“Company Director” means a member of the board of directors of the Company duly elected in accordance with the Act, the Notice of Articles, the Articles and this Agreement;

“Company Shareholder” means any holder of Company Shares;

“Company Shares” means shares in the capital of the Company;

“Control” has the meaning ascribed thereto in Subsection 1.9;

“Default Buy Notice” has the meaning ascribed thereto in Subsection 7.1(d)(ii);

“Default Shares” has the meaning ascribed thereto in Paragraph 7.1(d)(ii);

“Defaulting Shareholder” has the meaning ascribed thereto in Subsection 7.1(a);

“Development Lands” means such portion of the Lands that is not Operating Lands;

“Development Progress Default” has the meaning ascribed thereto in Subsection 4.14(m);

“Development Project LP” has the meaning ascribed thereto in Paragraph 4.14(e)(i);

“Development Project Notice” has the meaning ascribed thereto in Subsection 4.14(c);

“Development Project Proposal” has the meaning ascribed thereto in Subsection 4.14(d);

“Development Projects” means the financing, development and sale of condo, hotel and other development projects on the Lands, and each one individually is a “Development Project”;

“Development Proposal Date” has the meaning ascribed thereto in Subsection 4.14(d);

“Disabled” means any Person who: (a) becomes incapable of discharging the usual duties of such Person’s business or employment by reason of illness, disease, or other mental or physical disability for either (i) a period of six consecutive months, or (ii) 275 days in the aggregate during any period of 365 consecutive days; or (b) is determined by a court of competent jurisdiction to be unable to manage such Person’s own affairs;

“DP Valuation” has the meaning ascribed thereto in Paragraph 7.1(c)(i);

“E-1 Offering” means the offering of Class E-1 Preferred shares of RMR by way of capital commitments, the first closing of which takes place on or about July      , 2024;

“Effective Date” means July      , 2024, the date of this Agreement;

“Entire Enterprise” means, at any given time, the Operating Resort and remaining Development Lands;

“ERE” means ERE Development Inc., a British Columbia company;

“ERE Funding Deadline” has the meaning ascribed thereto in Subsection 4.14(h);

“ERE Key Man Event” has the meaning ascribed thereto in Subparagraph 7.1(a)(iv)(B);

“ERE Offer Period” has the meaning ascribed thereto in Subsection 4.18(a);

“ERE Priority Offer” has the meaning ascribed thereto in Section 4.18;

“ERE Shareholder” means, collectively, ERE and any Permitted Transferees of ERE, as applicable, holding collectively all of the Shares beneficially owned by ERE;

“Event of Default” has the meaning ascribed thereto in Subsection 7.1(a);

“Fundamental Matter” and “Fundamental Matters” have the meanings ascribed thereto in Subsection 4.6(a);

“HowardCo” means Red Mountain Ventures Inc., a Delaware corporation;

“JT Shareholder” means, collectively, the Juice Trust and any Permitted Transferees of the Juice Trust, as applicable, holding collectively all of the Shares beneficially owned by the Juice Trust;

“Juice Trust” means the Juice Trust dtd 1/24/96 Trust 3, a trust constituted under the laws of California;

“Lands” means the real property beneficially owned by the Partnership and legally owned by RMR as set forth in Schedule B hereto;

“Laws” means all statutes, regulations, statutory rules, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, governmental entity, statutory body or self-regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a governmental entity, statutory body or self-regulatory authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Loan Facility” has the meaning ascribed thereto in Paragraph 4.12(b)(ii);

“Management Committee” means the management committee of the Company formed pursuant to Section 4.1;

“Management Committee Approval” has the meaning ascribed thereto in Subsection 4.2(f);

“Management Committee Deadlock” means a decision put forward to the Management Committee that has both votes for and against the decision such that Management Committee Approval is not obtained in respect of such decision;

“Non-Defaulting Shareholder” has the meaning ascribed thereto in Paragraph 7.1(a)(i);

“Notice of Articles” means the notice of articles of the Company or RPM, as the case may be, as that term is used in the Act;

“Offered Interest” has the meaning ascribed thereto in Section 4.18;

“Offered Interest Closing Date” has the meaning ascribed thereto in Subsection 4.18(c);

“Offered Interest Price and Terms” has the meaning ascribed thereto in Section 4.18;

“Operating Lands” means such Lands as are necessary, as determined by the Company Board from time to time, to carry on the business of owning and operating the Red Mountain ski resort at Rossland, British Columbia;

“Operating Resort” means the Operating Lands and real and personal property located on the Operating Lands owned by the Partnership and its Subsidiaries involved in the operation of the ski resort at Red Mountain Resort;

“Partner” means a partner of the Partnership;

“Partnership” means Red Mountain Ventures Limited Partnership, a British Columbia partnership;

“Partnership Agreement” means the amended and restated limited partnership agreement governing the Partnership dated the Effective Date, as may be further amended and/or restated from time to time;

“Partnership Units” means units of any class or series of the Partnership;

“Partnership Waterfall” means Sections 4.8 and 15.5 of the Partnership Agreement, being the sections of the Partnership Agreement pursuant to which distributions are made to the limited partners of the Partnership;

“Permitted Transferee” means:

(a)	in the case of HowardCo, Howard Katkov and/or any Affiliate of the Katkov Family Trust dtd August 25, 1989 (Howard I. Katkov and Tracy J. Katkov trustees), a trust constituted under the laws of California;

(b)	in the case of ERE, any Affiliate of ERE; and

(c)	in the case of the JT Shareholder, any Affiliate of the Juice Trust;

“Person” or “person” means any individual, sole proprietorship, partnership, limited partnership, joint venture, syndicate, unincorporated association, corporation, trust, trustee, executor, administrator or other legal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Primary Shareholder” means each of the ERE Shareholder and JT Shareholder;

“Project Costs” means, in respect of a Development Project, all hard construction and soft costs incurred in the development, construction, marketing and sale of such Development Project, including all fees, interest and other amounts payable under and in respect of any construction financing; and for the purposes of this definition, “soft costs” means all costs incurred in developing the Development Project which are not directly related to the construction of a Development Project or included in the project budget for construction, and specifically but without limiting the generality of the foregoing includes engineering, architectural, consultants, on-site project management, landscaping, testing, surveys, legal fees, financing costs, any permit and connection fees, appraisal, financing fees and interest, sales costs and commissions;

“Protected Parties” has the meaning ascribed thereto in Section 6.1;

“Purchased Shares” has the meaning ascribed thereto in Section 8.1;

“Representative” has the meaning ascribed thereto in Subsection 6.1(a);

“RMR” means RMR Acquisition Corp., a British Columbia company;

“RMR Shareholders’ Agreement” means the shareholders’ agreement governing RMR dated the Effective Date, as may be further amended and/or restated from time to time;

“RPM” means Red Property Management Ltd., a British Columbia company;

“RPM Board” means the board of the directors of RPM;

“RPM Director” means a member of the board of directors of RPM duly elected in accordance with the Act, the Notice of Articles, the Articles and this Agreement;

“RPM Management Agreement” has the meaning ascribed thereto in Section 5.3;

“RPM Shares” means shares in the capital of RPM;

“Shareholder” means each of the JT Shareholder, ERE Shareholder and HowardCo, so long as they hold any Shares, and any Person that subsequently acquires Shares from such shareholders in accordance with the terms of this Agreement;

“Shares” means shares in the capital of the Company and RPM;

“Subsidiary” means, in respect of a specified Person, any Person that is directly or indirectly Controlled by such specified Person;

“Transfer” means a sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, pledge, encumbrance, grant of security interest or lien or other arrangement or dealing under which:

(a)	possession, legal title or beneficial ownership of Shares, directly or indirectly, passes (including, for greater certainty, the direct or indirect transfer of shares of any Shareholder that is a corporation), or may in the future pass, from one Person to another or to the same Person in a different capacity; or

(b)	another Person (other than by a proxy in connection with a specific meeting of the Company) becomes entitled to vote Shares or to direct the manner in which votes attaching to Shares are to be voted, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing, including the granting of an option or similar right to effect any of the foregoing;

“Transferee” means any Person to whom Shares are to be Transferred; and

“Transferor” means any Shareholder that has proposed to Transfer Shares in accordance with this Agreement.

1.2	Sections and Headings; Interpretation.

(a)	The division of this Agreement into articles and sections and the insertion of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections, subsections and paragraphs are to articles, sections, subsections and paragraphs of this Agreement.

(b)	The terms “this Agreement”, “hereof”, “herein”, “hereby”, “hereto”, “hereunder” and similar expressions refer to this Agreement as a whole, and not to any particular article, section or other portion hereof, and include any agreement or instrument supplemental or ancillary hereto. For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation” and (ii) the word “or” is not exclusive.

1.3	Number, Etc.

Words importing the singular number will include the plural and vice-versa, words importing the masculine gender will include the feminine and neuter genders and vice-versa and words importing persons will include individuals, partnerships, trusts, unincorporated organizations, companies and other entities and vice-versa.

1.4	Accounting Terms.

All accounting terms herein will have the meanings ascribed to them in accordance with the generally accepted accounting principles from time to time approved by the Chartered Professional Accountants of Canada, or any successor institute, consistently applied.

1.5	Severability.

If a court, arbitrator or other tribunal of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose and, provided such determination does not cause this Agreement to fail in its essential purpose, the parties will negotiate in good faith to agree to a substitute term that will be as close as possible to the intention of any invalid or unenforceable term while being valid and enforceable.

1.6	Currency.

All payments contemplated herein will be paid in Canadian funds, in cash, by way of telegraphic transfer of funds of immediately available funds, bankers’ draft, solicitor’s trust or certified cheque and all references herein to dollar amounts are references to dollars in the lawful currency of Canada.

1.7	Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein, without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any other jurisdiction to be applied, and the parties submit and attorn to the jurisdiction of the courts of the Province of British Columbia.

1.8	Time.

Time will be the essence hereof. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next Business Day.

1.9	Control.

(a)	For the purposes of this Agreement:

(i)	a person controls a body corporate if securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate are beneficially owned by the person and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate;

(ii)	a person controls an unincorporated entity, other than a limited partnership, if more than 50% of the ownership interests, however designated, into which the entity is divided are beneficially owned by that person and the person is able to direct the business and affairs of the entity; and

(iii)	the general partner of a limited partnership controls the limited partnership.

(b)	A person who controls an entity is deemed to control any entity that is controlled, or deemed to be controlled, by the entity.

(c)	A person is deemed to control, within the meaning of Subsection 1.9(a) or (b), an entity if the aggregate of:

(i)	any securities of the entity that are beneficially owned by that person, and

(ii)	any securities of the entity that are beneficially owned by any entity controlled by that person,

is such that, if that person and all of the entities referred to in Paragraph 1.9(c)(ii) that beneficially own securities of the entity were one person, that person would control the entity.

1.10	Schedules.

The following Schedules annexed hereto form part of this Agreement and are incorporated herein by reference:

Schedule A       -       Capital of the Company and RPM

Schedule B       -       Lands

Schedule C       -       Development Project Land Values

Schedule D       -       Form of Development Project Proposal

ARTICLE 2

IMPLEMENTATION OF AGREEMENT

2.1	Compliance; Implementation of Agreement.

(a)	Each Shareholder agrees that insofar as it lies within the Shareholder’s power to do so the Shareholder will vote or cause to be voted the Shareholder’s Shares in such a way as to fully implement the terms and conditions of this Agreement and, to the extent permitted by Law and the fiduciary duties of directors, will cause its nominees to the Company Board, RPM Board and board of directors of RMR to vote and otherwise act to carry out the provisions of this Agreement.

(b)	Each of the Company, RMR and RPM consents to this Agreement and agrees to be governed by its terms. Each of the Company, RMR and RPM will at all times carry out and be governed by the provisions of this Agreement to the full extent that it has the capacity and power at Law to do so.

(c)	Each Shareholder, RMR, RPM and the Company agree and shall ensure that each Person who becomes a Shareholder must, concurrently with becoming a Shareholder, execute and deliver to the Company and RPM a counterpart copy of this Agreement or a written agreement in form and substance satisfactory to the Company and RPM, agreeing to be bound by this Agreement.

2.2	Certificate Legend.

Each certificate representing Shares will bear the following legend:

“The securities represented by this certificate are subject to the provisions of a Shareholders’ Agreement between the Company and its shareholders. Pursuant to the terms of such agreement, these securities may not be sold, transferred, pledged, hypothecated or otherwise disposed of except in accordance therewith.”

2.3	Consent to Transfers.

Each of the Shareholders hereby consents to any Transfer of Shares made in accordance with this Agreement and hereby covenants and agrees that such consent will satisfy any restriction on transfer of the shares contained in the Notice of Articles or Articles and that no further consent of such Shareholder, as a Shareholder, will be required pursuant to the Notice of Articles or Articles for any Transfer of Shares contemplated in or made in accordance with this Agreement.

2.4	Conflict with Notice of Articles or Articles.

In the event of any conflict between the provisions of this Agreement and the Notice of Articles, the provisions of this Agreement will prevail and govern to the greatest extent permitted under the Act. In the event of any conflict between the provisions of this Agreement and the Articles, the provisions of this Agreement will prevail and govern and the Shareholders will cause the Articles to be amended to conform to the provisions of this Agreement. Any matter not otherwise specifically dealt with herein will be governed by the Act, the Notice of Articles and the Articles.

2.5	Termination of Agreement.

(a)	This Agreement will terminate upon:

(i)	the written agreement of all of the Shareholders;

(ii)	the dissolution of the Company and RPM; or

(iii)	one Person becoming the beneficial owner of all of the issued and outstanding Shares.

(b)	The termination of this Agreement will not affect or prejudice any rights or obligations that have accrued or arisen under this Agreement before the time of termination and such rights and obligations will survive the termination of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Shareholders’ Representations and Warranties.

As of the Effective Date, each Shareholder represents and warrants that:

(a)	it is the registered and beneficial owner of that number of Shares set out opposite its name on Schedule A;

(b)	other than as set out in Schedule A, the Shares set out opposite its name on Schedule A are free and clear of all claims, liens and encumbrances whatsoever and no Person has any agreement or option or right capable of becoming an agreement for the purchase of any such Shares save as may be contemplated herein;

(c)	it is duly incorporated or amalgamated, as the case may be, validly existing, and in good standing (if applicable) under the laws of its jurisdiction of incorporation or amalgamation, as the case may be, and has the corporate power, capacity and authority to own and operate its assets and to carry on the business as now conducted by it. Such Shareholder is duly qualified, licensed or registered to carry on business in all jurisdictions in which the nature of its assets or its business makes such qualification necessary or desirable. No proceedings have been taken or authorized by such Shareholder nor to the knowledge of such Shareholder, by any other person with respect to the bankruptcy, insolvency, liquidation, dissolution or the winding up of such Shareholder;

(d)	it has all necessary corporate power, capacity and authority to enter into this Agreement and perform its obligations hereunder;

(e)	the execution and delivery of this Agreement by such Shareholder has been duly authorized by all necessary corporate action by such Shareholder and this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation enforceable against it in accordance with its terms; subject only to any limitation under applicable Laws relating to bankruptcy, winding-up, insolvency, arrangement or other Laws of general application affecting the enforcement of creditors’ rights and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction; and

(f)	the execution and delivery by such Shareholder of this Agreement and the performance by such Shareholder of its obligations hereunder:

(i)	will not result in a breach of, or cause the termination or revocation of, any license, registration, authorization, permit, approval or consent held by such Shareholder or necessary to the ownership or operation of such Shareholder’s business;

(ii)	does not (and will not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of, or conflict with, or allow any other Person to exercise any termination or other rights under, any of the terms or provisions of the constating documents of such Shareholder or any material contracts or instruments to which such Shareholder is a party or pursuant to which such Shareholder’s assets may be affected;

(iii)	will not result in the violation of any Law; and

(iv)	does not require such Shareholder to obtain any consent, license, certification or approval from any Person.

3.2	Company Representations and Warranties.

As of the Effective Date, the Company represents and warrants that:

(a)	the authorized capital of the Company is as set out in Schedule A;

(b)	it is duly incorporated, validly existing, and in good standing under the laws of British Columbia and has the corporate power, capacity and authority to own and operate its assets and to carry on the business as now conducted by it. The Company is duly qualified, licensed or registered to carry on business in all jurisdictions in which the nature of its assets or its business makes such qualification necessary or desirable. No proceedings have been taken or authorized by the Company nor to the knowledge of the Company, by any other person with respect to the bankruptcy, insolvency, liquidation, dissolution or the winding up of the Company;

(c)	it has all necessary corporate power, capacity and authority to enter into this Agreement and perform its obligations hereunder;

(d)	the execution and delivery of this Agreement by the Company has been duly authorized by all necessary corporate action by the Company and this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation enforceable against it in accordance with its terms; subject only to any limitation under applicable Laws relating to bankruptcy, winding-up, insolvency, arrangement or other Laws of general application affecting the enforcement of creditors’ rights and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction; and

(e)	the execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder:

(i)	will not result in a breach of, or cause the termination or revocation of, any license, registration, authorization, permit, approval or consent held by the Company or necessary to the ownership or operation of the Company’s business;

(ii)	does not (and will not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of, or conflict with, or allow any other Person to exercise any termination or other rights under, any of the terms or provisions of the constating documents of the Company or any material contracts or instruments to which the Company is a party or pursuant to which the Company’s assets may be affected;

(iii)	will not result in the violation of any Law; and

(iv)	does not require the Company to obtain any consent, license, certification or approval from any Person.

3.3	Rpm Representations and Warranties.

As of the Effective Date, RPM represents and warrants that:

(a)	the authorized capital of RPM is as set out in Schedule A;

(b)	it is duly incorporated, validly existing, and in good standing under the laws of British Columbia and has the corporate power, capacity and authority to own and operate its assets and to carry on the business as now conducted by it. RPM is duly qualified, licensed or registered to carry on business in all jurisdictions in which the nature of its assets or its business makes such qualification necessary or desirable. No proceedings have been taken or authorized by RPM nor to the knowledge of RPM, by any other person with respect to the bankruptcy, insolvency, liquidation, dissolution or the winding up of RPM;

(c)	it has all necessary corporate power, capacity and authority to enter into this Agreement and perform its obligations hereunder;

(d)	the execution and delivery of this Agreement by RPM has been duly authorized by all necessary corporate action by RPM and this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation enforceable against it in accordance with its terms; subject only to any limitation under applicable Laws relating to bankruptcy, winding-up, insolvency, arrangement or other Laws of general application affecting the enforcement of creditors’ rights and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction; and

(e)	the execution and delivery by RPM of this Agreement and the performance by RPM of its obligations hereunder:

(i)	will not result in a breach of, or cause the termination or revocation of, any license, registration, authorization, permit, approval or consent held by RPM or necessary to the ownership or operation of RPM’s business;

(ii)	does not (and will not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or violation of, or conflict with, or allow any other Person to exercise any termination or other rights under, any of the terms or provisions of the constating documents of RPM or any material contracts or instruments to which RPM is a party or pursuant to which RPM’s assets may be affected;

(iii)	will not result in the violation of any Law; and

(iv)	does not require RPM to obtain any consent, license, certification or approval from any Person.

ARTICLE 4

MANAGEMENT, BUSINESS AND OPERATIONS

4.1	Management Committee.

(a)	The Company and RPM will have a combined management committee (the “Management Committee”) comprised of a maximum of four (4) individuals serving as Committee Members on the Management Committee. Subject to Section 7.1, the JT Shareholder shall have the right to appoint two (2) individuals as Committee Members and the ERE Shareholder shall have the right to appoint two (2) individuals as Committee Members. As of the Effective Date, the JT Shareholder appointees as Committee Members are Howard Katkov and Donald Thompson and the ERE Shareholder appointees as Committee Members are David Evans and Christopher Evans.

(b)	If an appointee Committee Member of either Primary Shareholder resigns or is removed, for any reason, the vacancy will be filled by the appointment of a Committee Member nominated by such Primary Shareholder, provided such Primary Shareholder is still entitled to do so pursuant to the provisions of this Agreement. The Management Committee will not transact any business or exercise any of its powers or functions until such vacancy is filled, except to carry on the business of the Company and RPM in the ordinary course. If a replacement Committee Member is not elected or appointed within 30 calendar days because the Primary Shareholder has failed to appoint a replacement, the Committee Members then in office will be entitled to transact business and exercise all of the powers and functions of the Management Committee. A decision or action of the Committee Members then in office is deemed to be a decision or action of the Management Committee.

(c)	If a Primary Shareholder disposes of all of the Company Shares and/or RPM Shares owned by such Primary Shareholder as permitted under this Agreement (except to a Permitted Transferee), such disposing Primary Shareholder’s appointee Committee Member(s) shall either resign or be removed, unless the remaining Primary Shareholder consents otherwise in writing.

(d)	If a Primary Shareholder becomes a Defaulting Shareholder, and for so long as a Primary Shareholder is a Defaulting Shareholder (or, in the case of paragraph 7.1(a)(i), if a notice of material breach remains outstanding against a Primary Shareholder and has not been rescinded, retracted or reversed), the Committee Members previously appointed by such Defaulting Shareholder shall either resign or be removed upon the written request of the other Primary Shareholder being delivered to Defaulting Shareholder, and may not be re-appointed to become Committee Members until the applicable Primary Shareholder is no longer a Defaulting Shareholder.

(e)	Except as approved by the Company Board, no amount is payable by way of salary, bonus or otherwise to any Committee Member for acting as a member of the Management Committee (excluding, for certainty, any salary, bonuses, benefits or other compensation, paid in cash or otherwise, paid or payable to any Committee Member in their capacity as a contractor, officer and/or employee of the Company and/or RPM). Committee Members will be entitled to reimbursement for reasonable expenses incurred with respect to attending meetings of the Management Committee.

4.2	Management Committee Meetings.

(a)	The Management Committee will hold regularly scheduled meetings at least one (1) time per month to perform its duties on such date that is a Business Day and at such time as shall be determined by the Committee Members, acting reasonably. Within two (2) weeks of the Effective Date, the Committee Members will prepare a schedule of meetings for the upcoming twelve months.

(b)	Any Committee Member may call a meeting of the Management Committee. At least 48 hours’ prior written notice of any Management Committee meeting must be given unless all of the Committee Members are present or those who are absent waive notice. All Management Committee meetings will be held on a Business Day between 9:00am and 5:00pm Rossland time unless all Committee Members otherwise agree. Committee Members may attend Management Committee meetings in person or by means of such telephone, electronic or other communications facilities as permit all participants participating in a meeting to communicate simultaneously and instantaneously.

(c)	The quorum for a meeting of the Committee Members is all Committee Members serving on the Management Committee at any given time.

(d)	If at the time scheduled for a meeting of the Management Committee a quorum is not present, then (i) the meeting shall be adjourned to the same time and place on the date which is at least two (2) Business Days, but no more than five (5) Business Days, thereafter or such other time, place and/or date as determined by the Committee Member that called the meeting, (ii) notice of the adjourned meeting shall be given to each of the Committee Members; and (iii) at such adjourned meeting the quorum shall be at least three (3) Committee Members.

(e)	Each of the Primary Shareholders shall use its commercially reasonable efforts to cause its nominee Committee Members to attend all meetings of the Management Committee.

(f)	Subject to applicable Law, unless otherwise expressly required in this Agreement, all decisions, approvals, determinations and consents of the Management Committee (“Management Committee Approval”) will be decided, approved, determined or consented to by a 75% majority of the votes cast by the Committee Members at a Management Committee meeting or by written approval (including by electronic mail) of 75% the Committee Members.

(g)	If a matter put forward for Management Committee Approval pursuant to Section 4.3 or otherwise is not approved by the Management Committee by virtue of a Management Committee Deadlock, then such matter will be referred to the Company Board for approval.

4.3	Management Committee Approvals.

(a)	In addition to any other approval required by Law and subject to Article 7 and Subsection 4.1(e), the Company and/or RPM, as the case may be, may not make a decision about, take action on or implement any of the following without Management Committee Approval (the matters set out in this Subsection 4.6(a) are referred to collectively in this Agreement as the “Committee Matters”, and each one individually is a “Committee Matter”):

(i)	the retainer, hiring or termination, and the setting of salaries, raises, bonuses, benefits and other compensation, of (whether retained or hired by the Company or the Partnership’s Affiliates (including RPM)) any management employee of the Business in any department, including but not limited to (applicable Partnership Affiliate department noted in brackets):

(A)	Chief Executive Officer (RMR; after April 30, 2025);

(B)	President (RMR; after April 30, 2025);

(C)	General Manager (Red Resort Limited Partnership);

(D)	Chief Financial Officer (Red Resort Limited Partnership);

(E)	Guest Services Manager (Red Resort Limited Partnership);

(F)	Ski School Manager (Red Resort Limited Partnership);

(G)	Sales and Marketing Manager (Red Resort Limited Partnership);

(H)	Events Manager (Red Resort Limited Partnership);

(I)	Food and Beverage Manager (Red Resort Limited Partnership);

(J)	Ski Patrol Manager (Red Resort Limited Partnership);

(K)	Buildings Manager (Red Resort Limited Partnership);

(L)	Hill and Trail Manager (Red Resort Limited Partnership);

(M)	Maintenance Manager (Red Resort Limited Partnership);

(N)	Lift Operations Manager (Red Resort Limited Partnership);

(O)	Red Property Management Manager (RPM);

(P)	Retail Manager (Red Sports); and

(Q)	Rental Manager (Red Sports;

(ii)	the appointment or removal of one or more designated supervisors to whom the Persons referenced in Paragraph 4.3(a)(i) must report;

(iii)	delivery of any financial and/or other reporting to investors in the Partnership;

(iv)	specific expenditures to be made under a capital expenditure plan;

(v)	capital calls to investors in RMR under the E-1 Offering;

(vi)	renewal, amendment, adoption, or termination of any collective bargaining agreement with respect to the Business;

(vii)	insurance coverage for the Lands and the Business;

(viii)	any loans or other financing in respect of the Business; and

(ix)	the annual budget for the Operating Resort.

(b)	The approval required under Subsection 4.6(a) is in addition to any other approvals required by Law. In the event Shareholder, Company Board and/or RPM Board approvals are also required to make a decision about, take action on or implement any Committee Matter that has been approved in accordance with Subsection 4.6(a):

(i)	each Shareholder will fully co-operate in and vote in favour of, and will not dissent from, the proposed decision or action; and

(ii)	to the extent permitted by Law and the fiduciary duties of directors, each Primary Shareholder will cause its nominees to the Company Board and RPM Board to vote in favour of, and not abstain from, the proposed decision or action.

(c)	In addition to the matters requiring consideration by the Management Committee under Subsection 4.6(a), the Management Committee will also have the following responsibilities:

(i)	review of monthly, quarterly and annual reporting on all aspects of the Business;

(ii)	delivery of quarterly reports to the Company Board respecting the allocation and utilization of funds for capital expenditures; and

(iii)	approval of any capital expenditures over $10,000.00 and under $50,000.00 (and for greater certainty, any capital expenditures $50,000.00 or more requires unanimous approval of the Company Board pursuant to Subsection 4.12(a)).

4.4	Company Board of Directors.

(a)	The Company will have a maximum of five (5) individuals serving as Company Directors on the Company Board. Subject to Section 7.1 and Subsection 4.4(f), the JT Shareholder shall have the right to nominate two (2) individuals as Company Directors, HowardCo shall have the right to nominate one (1) individual as an Company Director and the ERE Shareholder shall have the right to nominate two (2) individuals as Company Directors. As of the Effective Date, the JT Shareholder nominees as Company Directors are Jeff Busby and Donald Thompson, the HowardCo nominee as Company Director is Howard Katkov and the ERE Shareholder nominees as Company Directors are David Evans and Christopher Evans.

(b)	If a nominee Company Director of a Shareholder resigns or is removed, for any reason, the vacancy will be filled by the election or appointment of a Company Director nominated by such Shareholder, provided such Shareholder is still entitled to do so pursuant to the provisions of this Agreement. The Company Directors will not transact any business or exercise any of their powers or functions until such vacancy is filled, except to carry on the business of the Company in the ordinary course. If a replacement Company Director is not elected or appointed within 60 calendar days because the Shareholder has failed to nominate a replacement, the Company Directors then in office will be entitled to transact business and exercise all of the powers and functions of the Company Directors. A decision or action of the Company Directors then in office is deemed to be a decision or action of the Company Directors of the Company.

(c)	If a Shareholder disposes of all of its Company Shares as permitted under this Agreement (except to a Permitted Transferee), such disposing Shareholder’s nominee Company Director(s) shall either resign or be removed, unless the remaining Shareholder consent otherwise in writing.

(d)	If a Shareholder becomes a Defaulting Shareholder, and for so long as a Shareholder is a Defaulting Shareholder (or, in the case of paragraph 7.1(a)(i), if a notice of material breach remains outstanding against a Shareholder and has not been rescinded, retracted or reversed), the Company Directors previously nominated by such Defaulting Shareholder shall either resign or be removed upon the written request of the other Shareholders being delivered to Defaulting Shareholder, and may not be re-nominated to become Company Directors until the applicable Shareholder is no longer a Defaulting Shareholder.

(e)	Except as approved pursuant to Section 4.6, no amount is payable by way of salary, bonus or otherwise to any Company Director for acting as a director of the Company (excluding, for certainty, any salary, bonuses, benefits or other compensation, paid in cash or otherwise, paid or payable to any Company Director in their capacity as an officer and/or employee of the Company). Company Directors will be entitled to reimbursement for reasonable expenses incurred with respect to attending meetings of the Company Directors.

(f)	Commencing May 1, 2025, the .JT Shareholder shall have the option, exercisable in writing to the Company and the other Shareholders, to have an additional nominee Company Director in respect of the Company Board and, if such option is exercised, HowardCo will no longer be entitled to a nominee Company Director. If so required by the JT Shareholder in writing, the Company Director previously nominated by HowardCo shall either resign or be removed and if no such written request is provided, the Howard Co nominee as Company Director will be deemed to henceforth continue as the JT Shareholder nominee. For greater certainty, the Company Board will remain the same size after the JT Shareholder has exercised the option provided for in this Subsection 4.4(f) as it was prior to the exercise of such option.

4.5	Company Board Meetings and Decisions.

(a)	Any Company Director may call a meeting of the Company Board. At least 48 hours’ prior written notice of any Company Board meeting must be given unless all of the Company Directors are present or those who are absent waive notice. A Company Director is not considered present at a meeting where that Company Director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. All Company Board meetings will be held on a Business Day between 9:00am and 5:00pm Rossland time unless all Company Directors otherwise agree. Company Directors may attend Company Board meetings in person or by means of such telephone, electronic or other communications facilities as permit all participants participating in a meeting to communicate simultaneously and instantaneously.

(b)	The quorum for a meeting of the Company Directors is all Company Directors serving on the Company Board at any given time.

(c)	If at the time scheduled for a meeting a quorum is not present, then (i) the meeting shall be adjourned to the same time and place on the date which is at least two (2) Business Days, but no more than five (5) Business Days, thereafter or such other time, place and/or date as determined by the unanimous approval of the Company Directors, (ii) notice of the adjourned meeting shall be given to each of the Company Directors; and (iii) at such adjourned meeting the quorum shall be at least three (3) Company Directors.

(d)	Each of the Shareholders shall use its commercially reasonable efforts to cause its nominee Company Directors to attend all meetings of the Company Board.

(e)	Subject to applicable Law, unless otherwise expressly required in this Agreement, all decisions, approvals, determinations and consents of the Company Directors required by this Agreement will be decided, approved, determined or consented to by a simple majority of the votes cast at a Company Board meeting or by written resolution signed by all of the Company Directors.

(f)	Where Section 4.14 of this Agreement refers to any notice to be made by the Company Board, that notice may be made by any Company Director that is a nominee of HowardCo or the JT Shareholder on behalf of the Company Board (and for greater certainty, after the applicable decision has been made by the Company Board).

4.6	Primary Shareholder Approvals.

(a)	In addition to any other approval required by Law and subject to Article 7, the Company may not make a decision about, take action on or implement any of the following without the unanimous approval of (i) the JT Shareholder, for so long as the JT Shareholder continues to own any issued and outstanding Shares, and (ii) the ERE Shareholder, for so long as the ERE Shareholder continues to own any issued and outstanding Shares (the matters set out in this Subsection 4.6(a) are referred to collectively in this Agreement as the “Fundamental Matters”, and each one individually is a “Fundamental Matter”):

(i)	allotting, reserving, setting aside or issuing any Shares (including any terms and conditions of such issuance), Partnership Units or other securities of the Company, the Partnership or RPM or any of the other Subsidiaries of the Partnership (including securities convertible into or exercisable for Shares) or issuing or granting any rights, warrants or options to purchase, acquire or otherwise obtain any unissued Shares, Partnership Units or other securities of the Company, the Partnership or RPM or any of the other Subsidiaries of the Partnership or any other instrument of a similar dilutive effect;

(ii)	any transfer of Shares other than Transfers to Permitted Transferees or as otherwise set out in this Agreement;

(iii)	any transfer of units of the Partnership by the JT Shareholder or its Affiliates other than Transfers in accordance with the Partnership Agreement to Permitted Transferees as that term is defined in the Partnership Agreement;

(iv)	permitting the Company to resign as general partner of the Partnership or voting in favour of removal of the Company as general partner of the Partnership pursuant to the provisions of the Partnership Agreement;

(v)	paying any distribution to the Partners under the Partnership Waterfall;

(vi)	paying any compensation for acting as Company Director and/or RPM Director;

(vii)	any amendment or termination of the RPM Management Agreement as set out in Section 5.3;

(viii)	other than as set out in Section 5.4, the declaration of any dividends or other shareholder distributions in respect of RPM;

(ix)	any amendment or termination of the Partnership Agreement; and

(x)	the sale of the Entire Enterprise other than as set out in Section 4.17.

(b)	Subject to applicable Law, Primary Shareholders have 10 Business Days to give or decline any approval required under Subsection 4.6(a) from the date such approval is requested in writing. If a Primary Shareholder fails to respond within such 10 Business Day time period, such Primary Shareholder shall have 10 Business Days to give or decline any approval required under Subsection 4.6(a) from the date of a second written request for approval. If a Primary Shareholder fails to respond within such second 10 Business Day time period, such Primary Shareholder will be deemed to have approved such Fundamental Matter.

(c)	The approval required under Subsection 4.6(a) is in addition to any other approvals required by Law. In the event other Shareholder approvals are required to make a decision about, take action on or implement any Fundamental Matter, each Shareholder, to the extent that a Fundamental Matter has been approved in accordance with Subsection 4.6(a), will fully co-operate in and vote in favour of, and will not dissent from, the proposed decision or action.

4.7	Company Shareholder Meetings.

(a)	In addition to quorum requirements under the Act and the Articles, the quorum for a Company Shareholders’ meeting is all Primary Shareholders present in person or represented by proxy.

(b)	If at the time scheduled for a Company Shareholders’ meeting a quorum under Subsection 4.7(a) is not present, then (i) the meeting shall be adjourned to the same time and place on the date which is at least two (2) Business Days, but no more than five (5) Business Days, thereafter, (ii) notice of the adjourned meeting shall be given to each Company Shareholder; and (iii) at such adjourned meeting the quorum shall be the Company Shareholders present in person or represented by proxy.

4.8	Management of the Company.

Subject to Section 4.6 and Section 7.1, the Company Directors will manage, or supervise the management of, the business and affairs of the Company in accordance with this Agreement, the Act, the Notice of Articles and the Articles.

4.9	Management Transition.

The parties acknowledge that the employment agreements between RMR and each Donald Thompson and Howard Katkov terminate on April 30, 2025 (and that such individuals will continue in such roles until such time in accordance with their respective employment agreements).

Commencing on or before January 1, 2025, the parties will engage in discussions regarding roles that Donald Thompson, Howard Katkov, David Evans and Christopher Evans (as well as other Persons) may assume with the Company and the Partnership’s Subsidiaries in senior management and advisory positions commencing May 1, 2025. Any such roles (including terms of employment, compensation, duties, etc.) will be subject to approval of the Company Board.

4.10	Management Participation Pool.

Upon approval of the Company Board, the Company may from time to time adopt and approve one or more management incentive plans, programs or grants (including, but not limited to, an option plan, profit participation plan, or other plan or grants) for incentivizing and/or rewarding management of the Company and the Partnership’s Subsidiaries on such terms and conditions as the Company Board may approve from time to time.

4.11	Indemnification and D&O Insurance.

(a)	The Company will indemnify any Company Director with respect to their activities on behalf of the Company to the fullest extent permitted by the Act. Nothing in this Agreement limits the right of any such Person to claim indemnity apart from the provisions of this Agreement, if such Person is entitled to such indemnity.

(b)	The Company shall use its reasonable commercial efforts to maintain directors’ and officers’ liability insurance coverage of at least $2,000,000 for the Company Directors, with such coverage to (i) be maintained throughout the term hereof, covering past and present directors of the Company in respect of the Business, including the activities of Partnership’s Subsidiaries, (ii) cover unpaid wages, tax withholdings, vacation pay and other unpaid amounts for which the Company Directors could be liable, (iii) not exclude bankruptcy and insolvency, and (iv) provide for automatic renewal upon the payment of premiums. The Company agrees to deliver a copy of such insurance policies to the Company Directors and, upon request, to provide annual confirmation that such policies are in good standing.

4.12	Capital Expenditures.

(a)	The parties acknowledge and agree that it is the intention of the parties to expand the Business which will require significant capital expenditures. The specifics of each phase of any Business expansion will be set out in a specific capital expenditure plan approved by the Company Board. Notwithstanding the foregoing, any capital expenditures over $50,000.00 (individually or in the aggregate) where such expenditures are substantially or entirely funded from the proceeds of the E-1 Offering require unanimous approval of the Company Board (each, an “Approved E-1 Capex Plan”). Any reallocation of expenditure in an Approved E-1 Capex Plan over $10,000.00 (individually or in the aggregate) requires unanimous approval of the Company Board.

(b)	Funds required for capital expenditures and the Business operations generally, which cannot be paid out of cash on hand of the Partnership and its Subsidiaries (including proceeds received by the Partnership from Development Projects) will be to the greatest extend possible obtained by:

(i)	RMR making capital calls in respect of the E-1 Offering; and

(ii)	the Partnership and/or its Subsidiaries borrowing from a Canadian Financial Institution, at market rates and pursuant to a loan facility (the “Loan Facility”) that satisfies the following conditions:

(A)	the obligations of the Partnership and/or its Subsidiaries arising in connection with the Loan Facility shall be secured solely by a first-ranking lien over the property and assets of the Partnership and its Subsidiaries, and, for the avoidance of doubt, will not require the Shareholders, Partners or any other Person to provide guarantees or other security in support of the borrower obligations under the Loan Facility; and

(B)	the Loan Facility shall be subject to customary terms and conditions, and shall be made available to the Partnership and/or its Subsidiaries at interest rates that are considered “market rates”, in each case consistent with similar debt facilities provided by Canadian Financial Institutions in the Canadian market.

4.13	Working Capital.

(a)	Notwithstanding any Approved E-1 Capex Plan or other approved capital expenditures, if the Business requires working capital, the parties acknowledge and agree that funds will first be used to ensure the Operating Resort and the Business continues as a going concern in priority to any capital expenditures provided that any such allocation of funds from the Approved E-1 Capex Plan must be unanimously approved by the Board.

(b)	To the extent approved by the Company Board, the Partnership and/or its Subsidiaries may, from time to time, enter into a loan agreement on commercially reasonable terms with one or more Shareholders and/or Partners to finance the capital and operational expenses of the Business on terms agreed to by the Company Board. For greater certainty, no Shareholder or Partner shall have any obligation to make any loans to the Partnership and/or its Subsidiaries with respect to the Business.

4.14	Development Projects.

(a)	Subject to Section 7.1, the parties acknowledge and agree that Development Projects will be conducted as set forth in this Section 4.14.

(b)	A draft list of Development Projects and associated land values is set forth in Schedule C.

(c)	From time to time, either ERE or the Company Board may provide notice (the “Development Project Notice”) to the other initiating the process for undertaking a new Development Project in accordance with the terms set out in this Section 4.14.

(d)	By that date that is 60 days following issuance of the Development Project Notice (the “Development Proposal Date”) by either ERE or the Company Board, ERE will submit to the Company Board and Management Committee, a good faith proposal for the Development Project substantially in accordance with the form attached hereto as Schedule D (the “Development Project Proposal”).

(e)	Unless otherwise approved by the Company Board, the parties acknowledge and agree that each Development Project Proposal will follow the criteria set forth in the form attached hereto as Schedule D and the following:

(i)	the Development Project will be structured as a limited partnership (the “Development Project LP”) with investors participating as limited partners and, except to the extent modified herein (including, for greater certainty, the form of Development Project Proposal set out in Schedule D), following substantially the same legal documentation (including form and content of agreements) and closing conditions as The Glades (Eagle Run Townhomes Limited Partnership) and The Daly (The Crescent 2 Limited Partnership) projects;

(ii)	the applicable undeveloped parcel or parcels of the Development Lands associated with the Development Project will be transferred to the Development Project LP by RMR (or other applicable Partnership Subsidiary) on a rollover basis (to the extent available) for preferred equity at the value set out in the Development Project Proposal, which amount must be equal to or greater than the floor valuation of the land values set out in Schedule C, and which value will be determined in consideration of achieving an acceptable investment return for third party investors in the Development Project LP (which return is estimated to be a gross return of 150% of committed capital in the Development Project and a 20% return on Project Costs). Unless otherwise approved unanimously by the Company Board, any increase, per development parcel, between the floor values set out in Schedule C and the deemed value of the land rolled into the Development Project LP will be reflected as preferred equity in the Development Project LP, split as follows:

(A)	50% to RMR;

(B)	45% to ERE or a Permitted Transferee; and

(C)	5% to HowardCo or a Permitted Transferee; and

(iii)	Unless otherwise approved unanimously by the Company Board, the general partner (or equivalent entity) of the Development Project LP will be owned:

(A)	50% by RMR; and

(B)	50% by ERE or a Permitted Transferee;

(f)	Unless otherwise approved unanimously by the Company Board, or as set out in Subsections 4.14(k) and 4.14(m), the fees in respect of each Development Project will be collected by ERE and distributed as follows:

(i)	development management fees:

(A)	80% to ERE or a Permitted Transferee;

(B)	10% to RMR; and

(C)	10% to HowardCo or a Permitted Transferee;

(ii)	sales and marketing fees:

(A)	80% to ERE or a Permitted Transferee;

(B)	10% to RMR; and

(C)	10% to HowardCo or a Permitted Transferee; and

(iii)	certain Development Project fees paid to ERE being responsible for that scope of work and included in the development costs, including accounting fees, post construction fees, and construction oversight fees, to be reviewed and approved by the Company Board on a project by project basis at the time of and in connection with approval of the Development Project Proposal.

(g)	The Company Board will provide written notice to ERE within 30 days of receipt of the Development Project Proposal whether the Company Board approves the Development Project Proposal or does not approve the Development Project Proposal.

(h)	If the Development Project Proposal is approved by the Company Board, ERE will use commercially reasonable efforts to raise the amount of investor capital that is required for the Development Project. If ERE is not able to obtain the required investor capital commitments within 90 days of the approval of the Development Project Proposal, with closing of the funding of such capital commitments to take place within six months of the approval of the Development Project Proposal (the “ERE Funding Deadline”), the Company Board may elect to:

(i)	not proceed with the Development Project by issuance of written notice thereof to ERE, in which case the current Development Project Proposal will be deemed to be terminated and either ERE or the Company Board may re-initiate the process for a new Development Project under this Section 4.14 by delivering a new Development Project Notice at any time following that date that is 30 days following the written determination from the Company Board that it will not proceed with the Development Project; or

(ii)	retain a third party broker to secure the required investor capital for the Development Project and/or secure the required investor capital for the Development Project from investors in the Partnership (and their Affiliates, Associates and other parties referred to the Partnership by them) without the requirement to use a third party broker, in which case, the initial management fees for project startup payable to ERE in respect of the Development Project will be reasonably adjusted (as approved by the Company Board) to reflect that ERE has not been able to raise such third party capital and if the Company is not able to secure the required investor capital commitments within 90 days of the ERE Funding Deadline or secure the required investor capital contributions within the 90 day period subsequent to obtaining the required investor capital commitments, the current Development Project Proposal will be deemed to be terminated and:

(A)	any engagement with a third party broker will be terminated by the Company; and

(B)	after a further 30 days have elapsed, either ERE or the Company Board may re-initiate the process for a new Development Project under this Section 4.14 by delivering a new Development Project Notice.

(i)	Upon receipt of confirmation that ERE or the third party broker have obtained the required investor capital identified in the Development Project Proposal, RMR will transfer registered and beneficial interest in those portions of the Development Lands that are identified in the Development Project Proposal to the Development Project LP. Costs associated for the transfer of the applicable parcels in respect of the Development Project will be borne as follows:

(i)	subdivision, consulting and legal costs will be paid by the Development Project LP; and

(ii)	the costs of servicing the applicable parcels (including providing road, electrical, water and sewage access) will be the responsibility of RMR, and if the Company Board determines that RMR does not have sufficient liquidity to pay the costs of such servicing up front, then such costs will be paid by the Project LP in accordance with the terms set out in a Development Project Proposal approved by the Company Board (which may include provisions with respect to financing costs of the Development Project LP in connection with undertaking the works and the applicability of any required servicing costs to a subsequent Development Project) and subsequently deducted from the payment by the Project LP to RMR.

(j)	Subject to Subsection 4.14(k), if the Company Board does not approve the Development Project Proposal, the current Development Project Proposal will be deemed to be terminated and either ERE or the Company Board may re-initiate the process for a new Development Project under this Section 4.14 by delivering a new Development Project Notice on that date that is 30 days following the decision of the Company Board to not approve the Development Project Proposal.

(k)	If ERE has delivered a Development Project Notice in accordance with this Section 4.14 and the Company Board does not approve the Development Project Proposal, provided that the Development Project Proposal substantially complies with the form attached hereto as Schedule D and the requirements of this Section 4.14, ERE, at its own cost, will have a period of 90 days from the date that the Company Board provides notice that it does not approve the Development Project Proposal, obtain the required investor capital commitments that are required for the Development Project. If:

(i)	ERE provides notice to the Company Board within such 90 day period that it has secured the required investor capital commitments for the Development Project, upon closing of the funding of such capital commitments, provided such closing takes place within 90 days of such notice from ERE, RMR will transfer the registered and beneficial interest in those portions of the Development Lands that are identified in the Development Project Proposal to the Development Project LP in accordance with the terms set out herein (and, for greater certainty, the costs of such transfer (including subdivision, zoning, permitting and other costs) will be paid by the Development Project LP) and the Development Project Proposal except that RMR and HowardCo will not be entitled to the development management fee or the sales and marketing fee referenced under Subsection 4.14(f) above; and

(ii)	ERE provides notice to the Company Board within such 90 day period that it has not obtained the required investor capital commitments or the subsequent 90 day period that the capital contributions have not been made, the current Development Project Proposal will be terminated upon notice of termination by the Company Board to ERE and either ERE or the Company Board may re-initiate the process for a new Development Project under this Section 4.14 by delivering a new Development Project Notice on that date that is thirty days following the issuance of notice that ERE has not secured the required investor capital.

(1)	For greater certainty, once the applicable undeveloped parcel or parcels in respect of a Development Project have been transferred to a Development Project LP, the decision-making with respect to a specific Development Project will be undertaken by the general partner of the Development Project LP and the shareholders thereof as set out in the legal documentation governing such Development Project LP, which documentation will be in accordance with the Development Project Proposal and this Agreement. The parties acknowledge and agree that unless otherwise approved by ERE and the Company Board, the board of directors of the general partner of any Development Project LP will consist of one nominee of RMR and two nominees of ERE.

(m)	ERE will be in default (a “Development Progress Default”) under this Agreement if ERE does not submit a Development Project Proposal in accordance with the required specifications set out in this Section 4.14 on the later of the Development Proposal Date and that date that is ten (10) Business Days following the Company Board’s issuance of a notice to ERE that it has not submitted the required Development Project Proposal following the Development Proposal Date. For greater certainty, there will be no Development Progress Default if the Company Board does not approve any Development Project Proposal that has been submitted in accordance with the required specifications set out in this Section 4.14 from time to time and a Development Progress Default will only be triggered in the event that ERE fails to submit a Development Project Proposal in accordance with the required specifications set out in this Section 4.14 within the timeframes set out in this Section 4.14.

4.15        Sale of Operating Resort.

Within five (5) years of the Effective Date, the Company will use commercially reasonable efforts, on behalf of the Partnership, to market and sell the Operating Resort at a price and on terms approved by the Company Board (including appointment of reputable broker / sales agent), provided that so long as Jeff Busby is alive, no sale of the Operating Resort may take place at a price less than $54,000,000.00 without the prior written consent of the JT Shareholder. The sale of the Operating Resort will be subject to the right of first offer in favour of the ERE Shareholder described in Section 4.18 below.

4.16        Sale of Undeveloped Development Lands.

Upon unanimous approval of the Company Board, the Company may from time to time, on behalf of the Partnership and/or its applicable Subsidiaries, sell one or more undeveloped parcels of the Development Lands, including a bulk sale of the Development Lands, subject to the following conditions, which conditions are subject to waiver or modification upon unanimous approval of the Company Board:

(a)	the right of first offer in favour of the ERE Shareholder described in Section 4.18 below;

(b)	the minimum sale price of will be the land values ascribed to the parcels set out in Schedule C, as adjusted upon unanimous approval of the Company Board to account for appreciation in land values since the Effective Date;

(c)	the net sales proceeds from the sale of the applicable parcels will be paid out as follows:

(i)	first, to RMR to the extent of the land values ascribed to the parcels set out in Schedule C; and

(ii)	secondly, the remainder to be split:

(A)	50% to RMR;

(B)	subject to Section 7.1, 45% to ERE or a Permitted Transferee; and

(C)	5% to HowardCo or a Permitted Transferee;

(iii)	the sales and marketing of the applicable parcels of the Development Lands will proceed as approved unanimously by the Company Board.

4.17        Sale of Entire Enterprise.

Notwithstanding Section 4.16, in the event that the Partnership (including RMR and the other Partnership Subsidiaries) does not have sufficient funds to continue operations and is unable to raise funds necessary for operations from investors, lenders or cash flow from operations, then upon approval of the Company Board, the Company may, on behalf of the Partnership and/or its applicable Subsidiaries, sell the Entire Enterprise at such price and upon such terms as the Company Board approves, subject to the right of first offer in favour of the ERE Shareholder described in Section 4.18 below. In the event of any sale of the Entire Enterprise pursuant to this Section 4.17, all net sales proceeds of such sale will be paid as follows:

(a)	66 2/3% of the net sales proceeds will be paid out as follows:

(i)	first, to RMR, $40,000,000.00, or such proportionate amount of $40,000,00.00 as determined by the Company Board based on the proportion of Development Lands remaining at the time of proposed sale pursuant to this Section 4.17 to the whole of Development Lands on the Effective Date of this Agreement; and

(ii)	secondly, the remainder of such 66 2/3% of the net sales proceeds will be split:

(A)	50% to RMR;

(B)	subject to Section 7.1, 45% to ERE or a Permitted Transferee; and

(C)	5% to HowardCo or a Permitted Transferee; and

(b)	the remaining 33 1/3% net sales proceeds will be paid to RMR,

with funds received by the RMR to be distributed to the Partners pursuant to the Partnership Agreement and the RMR shareholders pursuant to the RMR Shareholders’ Agreement.

4.18        Ere Priority Offer

Before the Company offers to sell any of the Operating Resort, the undeveloped Development Lands or Entire Enterprise (each, an “Offered Interest”) to any other Person, the Company will, on behalf of the Partnership and/or its applicable Subsidiaries, offer (the “ERE Priority Offer”) to sell the Offered Interest to the ERE Shareholder on the terms and conditions established by the Company Board for the specific Offered Interest (the “Offered Interest Price and Terms”) in accordance with the following process:

(a)	The ERE Shareholder shall have a period of 90 days from the date the ERE Priority Offer is delivered by the Company to the ERE Shareholder (the “ERE Offer Period”) to provide written notice to the Company accepting the ERE Priority Offer. The ERE Priority Offer shall be extinguished if the ERE Shareholder does not provide written notice of acceptance of the ERE Priority Offer within the ERE Offer Period.

(b)	If the ERE Priority Offer is accepted by the ERE Shareholder within the ERE Offer Period, then the Partnership and its applicable Subsidiaries shall sell and the ERE Shareholder shall purchase the Offered Interest upon the terms and conditions set out in the ERE Priority Offer.

(c)	The closing of the transaction of purchase and sale pursuant to the ERE Priority Offer on the date which is 90 days after the acceptance of the ERE Priority (the “Offered Interest Closing Date”).

(d)	In the event that ERE Shareholder does not accept the ERE Priority Offer within the ERE Offer Period or that the closing of the purchase of the Offered Interest by the ERE Shareholder does not take place on or before the Entire Closing Date, the Company may cause the Partnership and its applicable Subsidiaries to sell the Offered Interest to any Person, provided that:

(i)	the sale of the Offered Interest may not take place on a price and/or terms more favourable to the purchaser that the Offered Interest Price and Terms; and

(ii)	if the closing of the purchase and sale of the Offered Interest pursuant to this Section 4.18 has not occurred with 180 days after the expiry of the ERE Offer Period or the lapsing of the Offered Interest Closing Date, as the case may be, the Company shall not, on behalf of the Partnership and/or its applicable Subsidiaries, offer to sell any Offered Interest to any Person without once again observing the right of first offer under this Section 4.18.

4.19        Day Lodge to Continue.

The parties acknowledge and agree that the Day Lodge at the base of Red Mountain Resort will continue to operate in the normal course of business and will not be torn down unless unanimously approved otherwise by the Company Board.

4.20        Termination of Company as General Partner of Partnership

To the extent any Shareholder, or any Affiliate or Associate of any Shareholder, is a limited partner of the Partnership, such Shareholder will not, and will cause any Affiliate or Associate to not, exercise any right under the Partnership Agreement or cast a vote of the limited partners under the Partnership Agreement so as to cause the Company to be removed as general partner of the Partnership.

ARTICLE 5

RED PROPERTY MANAGEMENT

5.1          RPM Board of Directors.

(a)	RPM will have a maximum of five (5) individuals serving as RPM Directors on the RPM Board. Subject to Section 7.1 and Subsection 5.1(f), the JT Shareholder shall have the right to nominate two (2) individuals as RPM Directors, HowardCo shall have the right to nominate one (1) individual as an RPM Director and the ERE Shareholder shall have the right to nominate two (2) individuals as RPM Directors. As of the Effective Date, the JT Shareholder nominees as RPM Directors are Jeff Busby and Donald Thompson, the HowardCo nominee as RPM Director is Howard Katkov and the ERE Shareholder nominees as RPM Directors are David Evans and Christopher Evans.

(b)	If a nominee RPM Director of a Shareholder resigns or is removed, for any reason, the vacancy will be filled by the election or appointment of a RPM Director nominated by such Shareholder, provided such Shareholder is still entitled to do so pursuant to the provisions of this Agreement. RPM Directors will not transact any business or exercise any of their powers or functions until such vacancy is filled, except to carry on the business of RPM in the ordinary course. If a replacement RPM Director is not elected or appointed within 60 calendar days because the Shareholder has failed to nominate a replacement, RPM Directors then in office will be entitled to transact business and exercise all of the powers and functions of RPM Directors. A decision or action of RPM Directors then in office is deemed to be a decision or action of RPM Directors of RPM.

(c)	If a Shareholder disposes of all of its RPM Shares as permitted under this Agreement (except to a Permitted Transferee), such disposing Shareholder’s nominee RPM Director(s) shall either resign or be removed, unless the remaining Shareholders consent otherwise in writing.

(d)	If a Shareholder becomes a Defaulting Shareholder, and for so long as a Shareholder is a Defaulting Shareholder (or, in the case of paragraph 7.1(a)(i), if a notice of material breach remains outstanding against a Shareholder and has not been rescinded, retracted or reversed), RPM Directors previously nominated by such Defaulting Shareholder shall either resign or be removed upon the written request of the other Shareholders being delivered to Defaulting Shareholder, and may not be re-nominated to become RPM Directors until the applicable Shareholder is no longer a Defaulting Shareholder.

(e)	Except as approved pursuant to Section 4.6, no amount is payable by way of salary, bonus or otherwise to any RPM Director for acting as a director of RPM (excluding, for certainty, any salary, bonuses, benefits or other compensation, paid in cash or otherwise, paid or payable to any RPM Director in their capacity as an officer and/or employee of RPM). RPM Directors will be entitled to reimbursement for reasonable expenses incurred with respect to attending meetings of RPM Directors.

(f)	Commencing May 1, 2025, the JT Shareholder shall have the option, exercisable in writing to RPM and the other Shareholders, to have an additional nominee RPM Director in respect of RPM Board and, if such option is exercised, HowardCo will no longer be entitled to a nominee RPM Director. If so required by the JT Shareholder in writing, RPM Director previously nominated by HowardCo shall either resign or be removed and if no such written request is provided, the Howard Co nominee as RPM Director will be deemed to henceforth continue as the JT Shareholder nominee. For greater certainty, RPM Board will remain the same size after the JT Shareholder has exercised the option provided for in this Subsection 5.1(f) as it was prior to the exercise of such option.

5.2          RPM Board Meetings and Decisions.

(a)	Any RPM Director may call a meeting of the RPM Board. At least 48 hours’ prior written notice of any RPM Board meeting must be given unless all of RPM Directors are present or those who are absent waive notice. A RPM Director is not considered present at a meeting where that RPM Director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called. All RPM Board meetings will be held on a Business Day between 9:00am and 5:00pm Rossland time unless all RPM Directors otherwise agree. RPM Directors may attend RPM Board meetings in person or by means of such telephone, electronic or other communications facilities as permit all participants participating in a meeting to communicate simultaneously and instantaneously.

(b)	The quorum for a meeting of RPM Directors is all RPM Directors serving on the RPM Board at any given time.

(c)	If at the time scheduled for a meeting a quorum is not present, then (i) the meeting shall be adjourned to the same time and place on the date which is at least two (2) Business Days, but no more than five (5) Business Days, thereafter or such other time, place and/or date as determined by the unanimous approval of RPM Directors, (ii) notice of the adjourned meeting shall be given to each of RPM Directors; and (iii) at such adjourned meeting the quorum shall be at least three (3) RPM Directors.

(d)	Each of the Shareholders shall use its commercially reasonable efforts to cause its nominee RPM Directors to attend all meetings of the RPM Board.

(e)	Subject to applicable Law, unless otherwise expressly required in this Agreement, all decisions, approvals, determinations and consents of RPM Directors required by this Agreement will be decided, approved, determined or consented to by a simple majority of the votes cast at a RPM Board meeting or by written resolution signed by all of RPM Directors.

5.3          Rpm Management Agreement.

Subject to Section 7.1, any amendment to or termination of the management agreement dated the Effective Date between ERE and RPM (the “RPM Management Agreement”) requires approval by the Primary Shareholders as a Fundamental Matter pursuant to Section 4.6.

5.4          Priority Dividend.

Unless approved otherwise by the Primary Shareholders as a Fundamental Matter pursuant to Section 4.6, RPM will declare and pay a dividend on the Class B shares of RPM held by RMR in the aggregate amount of $1,500,000.00 over a period of five years in equal $300,000.00 amounts per year, provided that if insufficient funds are available to pay a dividend in any given year, the shortfall will be carried over and added to the dividend payable to RMR in the subsequent year. For greater certainty, RPM dividends will be payable out of funds available for such purpose after payment of operating costs of RPM, such costs to include the management fee payable to ERE pursuant to the RPM Management Agreement.

ARTICLE 6

CONFIDENTIALITY

6.1          Confidentiality.

(a)	Each of the Shareholders acknowledges that all records, material and information (including any of the information described in this Article 6) pertaining to the Company, RPM, RMR and any other Partnership’s other Subsidiaries and Affiliates (collectively, the “Protected Parties”) are and will remain the exclusive property of the Protected Parties. For so long as the Protected Parties carry on the Business, each of the Shareholders will keep in the strictest confidence, not disclose and not use, without the consent of the other Shareholders, any non-public information pertaining to or concerning the Protected Parties including all budgets, forecasts, analyses, financial results, costs, margins, wages and salaries, bids and other business activities, all supplier and customer lists, all non-public intellectual property including trade secrets, trade-marks, technical expertise and know-how, documentation, including standard terms and agreements, and all other information not generally known outside the Protected Parties except to Persons through business dealings with the Protected Parties. However, no Shareholder will be obliged to keep in confidence or will incur any liability for disclosure of information (other than personal information) which is:

(i)	publicly available when it is received by or becomes known to the Shareholder or that subsequently becomes publicly available other than through a direct or indirect act or omission of the Shareholder (but only after it becomes publicly available);

(ii)	established by evidence to have been already known to the Shareholder at the time of its disclosure to the Shareholder and is not known by the Shareholder to be the subject of an obligation of confidence of any kind;

(iii)	independently developed by the Shareholder without any use of or reference to the confidential information of the Protected Parties as established by evidence that would be acceptable to a court of competent jurisdiction;

(iv)	received by the Shareholder in good faith without an obligation of confidence of any kind from a third party who the Shareholder had no reason to believe was not lawfully in possession of such information free of any obligation of confidence of any kind, but only until the Shareholder subsequently comes to have reason to believe that such information was subject to an obligation of confidence of any kind when originally received;

(v)	disclosed by a Shareholder:

(A)	if and to the extent required by a court of competent jurisdiction or other governmental or regulatory authority or otherwise as required by applicable Laws, provided that, unless prohibited by applicable Laws, the Shareholder must first give the Protected Parties an opportunity to oppose the disclosure or to seek a protective order protecting such confidential information prior to any such disclosure, and such disclosure complies with the terms of any such protective order obtained to which the Shareholder is subject;

(B)	to its accountants, internal and external auditors, legal counsel, and other professional advisors if and to the extent that such Persons need to know such confidential information in order to provide the applicable professional advisory services relating to the Shareholder’s business, provided that an express duty of confidence exists between the Shareholder and such Person; and

(C)	to its directors, officers, shareholders, employees, agents, contractors and other personnel (each, a “Representative”), if and to the extent that such Representative needs to know such confidential information in order to perform its respective obligations under this Agreement, provided that such Representative has entered into an agreement with the Shareholder that includes confidentiality obligations in respect of such confidential information or such Representative is otherwise subject to confidentiality obligations in respect of such confidential information that, in each case, are no less stringent than those contained in this Section 6.1, provided that any breach of such duty of confidence or confidentiality obligations by any such Representative that would be a breach of this Section 6.1 will be deemed to be a breach of this Section 6.1 by the Shareholder; or

(vi)	required to be disclosed in any arbitration or legal proceeding under this Agreement or otherwise between the Shareholders.

(b)	If a Shareholder becomes aware of any loss of or unauthorized access to confidential information of the Protected Parties, the Shareholder will promptly notify the Company and provide any information or assistance reasonably required by the Company and the Protected Parties relating to such loss or unauthorized access, including performing investigations to determine the source of such loss or unauthorized access.

(c)	At any time after the Shareholder ceases to be a Shareholder of the Company and RPM, the Shareholder will promptly return or destroy all confidential information of the Protected Parties in accordance with the Company’s instructions. If the Company requests the destruction of any confidential information of the Protected Parties, then, subject to the following sentence, the Shareholder will complete the destruction requested and provide the Company with written confirmation of the actions taken within five Business Days of receipt of the Company’s instructions. The Shareholder will:

(i)	protect the confidentiality of the confidential information of the Protected Parties during the destruction process; and

(ii)	provide the Company with a certificate, in form and substance satisfactory to the Company, certifying which confidential information of the Protected Parties has been destroyed.

(d)	Notwithstanding any provision to the contrary contained in this Section 6.1:

(i)	the Shareholder may retain copies of any confidential information of the Protected Parties to the extent necessary to comply with applicable Laws; and

(ii)	the Shareholder will not be required to destroy or modify any backup or archival media that may contain confidential information of the Protected Parties prior to the time such backup or archival media would be destroyed or reused in the ordinary course of business, provided that, in each case, any confidential information so retained will remain at all times subject to the obligations set forth in this Section 6.1.

(e)	The Shareholders agree that the Protected Parties will be entitled to seek injunctive relief to prevent breaches of the provisions of Section 6.1 and to specifically enforce the provisions of Section 6.1 in addition to any other remedy to which the Protected Parties may be entitled at law or in equity.

ARTICLE 7

DEFAULTING SHAREHOLDER

7.1          Defaulting Shareholder.

(a)	For the purposes of this Agreement, a Shareholder will be a “Defaulting Shareholder” upon the occurrence of any of the following events (each, an “Event of Default”):

(i)	such Shareholder has materially breached any provision of this Agreement and such breach remains unremedied for 20 calendar days following receipt of written notice of such breach from the Company or any other Shareholder not in breach of this Agreement (each, a “Non-Defaulting Shareholder”), and for so long as such breach remains unremedied;

(ii)	such Shareholder declares bankruptcy or commits an act of bankruptcy or a receiver or receiver-manager of such Shareholder’s assets is appointed or such Shareholder makes an assignment for the benefit of its creditors or otherwise;

(iii)	a Shareholder Transfers its Shares in contravention of this Agreement; or

(iv)	in the case of the ERE Shareholder:

(A)	there has been a Development Progress Default; or

(B)	both of Christopher Evans and David Evans are dead and/or Disabled (the “ERE Key Man Event”).

(b)	So long as a Shareholder is a Defaulting Shareholder:

(i)	the requirement for unanimous approval of the Primary Shareholders set forth in Subsection 4.6(a) shall not include approval of such Defaulting Shareholder for purposes of determining if the requisite approval pursuant to Subsection 4.6(a) has been obtained; and

(ii)	such Defaulting Shareholder will have no right to appoint any Committee Members under Section 4.1 or nominate any Company Directors under Section 4.4 or RPM Directors under Section 5.1; provided, however, that if the ERE Shareholder is a Defaulting Shareholder as a result of the ERE Key Man Event:

(A)	the ERE Shareholder will have the right to nominate one individual as Company Director and RPM Director rather than two individuals;

(B)	all references to unanimous approval or decision of the Company Board and/or RPM Board shall be changed to approval of 75% of the Directors of the Company Board and/or RPM Board, as the case may be, and the total number of nominees of the Company Board and RPM Board will be correspondingly reduced from five (5) to four (4); and

(C)	within five (5) years, the ERE Shareholder, JT Shareholder and HowardCo will re-evaluate and consider returning the number of Company Board and RPM Board nominees allotted to the ERE Shareholder from one individual to two individuals; and if so agreed in writing amongst these Shareholders, the ERE Shareholder will return to nominating two individuals to the Company Board and RPM Board.

(c)	If the ERE Shareholder is a Defaulting Shareholder, during such time the ERE Shareholder is a Defaulting Shareholder:

(i)	Development Projects may be proposed and managed by Persons other than ERE and the provisions of Section 4.14 will be inapplicable in respect of such Development Projects and at the commencement of any such Development Project, a third party appraiser approved by the Company Board will conduct an appraisal of the value of the undeveloped parcel or parcels of the Development Lands associated with the Development Project (the “DP Valuation”) and any increase in value of the applicable parcels between the DP Valuation and the values set out in Schedule C will be payable upon completion of the applicable Development Project:

(A)	50% to RMR;

(B)	45% to ERE or a Permitted Transferee; and

(C)	5% to HowardCo or a Permitted Transferee;

(ii)	the provisions of Section 4.15 will be inapplicable; provided that this paragraph 7.1(c)(ii) does not apply if the ERE Shareholder is a Defaulting Shareholder as a result of the ERE Key Man Event; and

(iii)	the sale of the Entire Enterprise will be permitted in accordance with Section 4.17, without the requirement for the Partnership (including RMR and the other Partnership Subsidiaries) to not have sufficient funds to continue operations or be unable to raise funds necessary for operations from investors, lenders or cash flow from operations.

(d)	In addition to the remedies set forth above in this Section 7.1, in the event of an Event of Default, for so long as the Event of Default has not been remedied, each Non-Defaulting Shareholder may do any one or more of the following:

(i)	subject at all times to Article 9, pursue any remedy available to such Non-Defaulting Shareholder;

(ii)	waive the Event of Default as it pertains to such Non-Defaulting Shareholder, except any waiver of a particular Event of Default shall not operate as a waiver of any subsequent or continuing Event of Default or a waiver of an Event of Default on behalf of any other party hereto.

(e)	In the event that a Development Progress Default occurs in respect of any two consecutive proposed Development Projects:

(i)	the sale of undeveloped Development Lands will be permitted and the provisions of Section 4.16 will be inapplicable, except that HowardCo or a Permitted Transferee will be entitled to 5% of the net sales proceeds from the sale of the applicable parcels after payment to RMR of the land values ascribed to the parcels set out in Schedule C; and

(ii)	the sale of Entire Enterprise will be permitted and the provisions of Section 4.17 will be inapplicable, except that HowardCo or a Permitted Transferee will be entitled to 5% of the net sales proceeds from the sale of the applicable parcels as set out in Section 4.17; and

(iii)	provided that the JT Shareholder is not also a Defaulting Shareholder, the JT Shareholder may provide written notice (the “Default Buy Notice”) to the ERE Shareholder of the JT Defaulting Shareholder’s intention to purchase all of the ERE Shareholder’s Shares in the Company and RPM (the “Default Shares”) for an aggregate purchase price of $10.00. Upon the Default Buy Notice being delivered, the JT Shareholder will have the right and obligation to purchase the Default Shares, which purchase and sale shall be in accordance with the procedure set forth in Article 8. Completion of the sale and purchase of Default Shares shall take place within 30 calendar days of the date of Default Buy Notice or the date of receipt by the relevant parties of all other approvals and consents required or necessary under applicable Laws for the sale and purchase of the Default Shares, whichever is later.

ARTICLE 8

CLOSING PROCEDURES

8.1          Closing Procedures.

Any Transfer of Shares (the “Purchased Shares”) will be governed by this Article 8. Unless otherwise specified in this Agreement, the closing date (the “Closing Date”) will be:

(a)	the date agreed between the Transferor of the Purchased Shares and Transferee of the Purchased Shares;

(b)	the date specified elsewhere in this Agreement; or

(c)	failing such agreement or specification in Subsection 8.1(a) or (b) above, 45 calendar days following the acceptance of an offer to Transfer the Purchased Shares.

8.2          Transferor’s Obligations.

On the Closing Date the Transferor will:

(a)	Transfer to the Transferee the Purchased Shares and will deliver the required share certificate(s) duly endorsed for transfer into the Transferee’s name; and

(b)	do all other things required in order to deliver good and marketable title of the Purchased Shares to the Transferee, free and clear of any claims, liens and encumbrances whatsoever, subject to the following rules:

(i)	if on the Closing Date the Purchased Shares are not free and clear of all claims, liens and encumbrances whatsoever, the Transferee may, without prejudice to any other rights which the Transferee may have, purchase the Purchased Shares subject to such claims, liens and encumbrances; and

(ii)	if the Transferee agrees to purchase the Purchased Shares subject to such claims, liens and encumbrances as permitted by clause 7.2(b)(i):

(A)	the Transferee will, on the Closing Date, assume all obligations and liabilities with respect to such claims, liens and encumbrances and the purchase price payable by the Transferee for the Purchased Shares will be satisfied, in whole or in part, as the case may be, by such assumption; and

(B)	the amount so assumed will reduce the cash portion of the purchase price payable on the Closing Date.

8.3          Additional Obligations of Transferor.

If the Transferor will have no further beneficial interest in any Shares after the completion of the Transfer, on the Closing Date:

(a)	if so requested by the remaining Shareholders, the Transferor will deliver to the Company a signed resignation of the Transferor’s nominees from every directorship, office or employment with the Company and the Partnership’s Subsidiaries without severance payment or any similar compensation and, subject to payment by the Company of all accrued compensation in the case of an officer or employee and the reimbursement of all reimbursable expenses in the case of a director, will deliver a signed copy from each such nominee of a mutual release between the Company and such nominee of any and all claims arising out of such directorship, office or employment;

(b)	deliver to the Company and the other Shareholders a mutual release by and of the Transferor of any and all claims between the Transferor and the Company, the Partnership’s subsidiaries and the other Shareholders with respect to any matter or thing whatsoever, arising out of the Transferor’s capacity as Shareholder of the Company or its subsidiaries, as the case may be; and

(c)	the Company, the applicable Partnership Subsidiaries and the other Shareholders will deliver to the Transferor and its nominees, a signed copy of the mutual releases referred to in Subsection 8.3(a) and (b), respectively.

8.4          Transferee’s Obligations.

On the Closing Date, if the Transferee is not already a Shareholder, the Transferee will deliver to the Company an agreement, in form satisfactory to the Company and the remaining Shareholder(s) pursuant to Subsection 2.1(c), binding the Transferee to the terms of this Agreement on the basis that the Transferee will succeed to and be entitled to all rights and will succeed to and be subject to all obligations of the Transferor hereunder. If necessary, the parties to this Agreement will execute an appropriate amendment to this Agreement (including, without limiting the generality of the foregoing and for greater certainty, the definitions of “JT Shareholder”, “ERE Shareholder” and “Permitted Transferee”) to reflect the Transferee as a party to this Agreement.

8.5          Transferor’s Failure to Complete.

If, on the Closing Date, the Transferor fails to complete the transaction of purchase and sale:

(a)	the Transferee will have the right, if not in default under this Agreement, without prejudice to any other rights which it may have, upon payment of the purchase price to the Company in trust for the Transferor, to execute and deliver, on behalf of and in the name of the Transferor, such deeds, transfers, share certificates, resignations or other documents that may be necessary to complete the subject transaction and the Transferor hereby irrevocably constitutes and appoints the Transferee as the true and lawful attorney of the Transferor with the power to act for and in the name of the Transferor, with full power of substitution, to execute and deliver such documents, instruments or agreements, (including all transfers, share certificates, resignations and releases) and do all acts and things necessary to complete the subject transaction. This power of attorney is irrevocable, is coupled with an interest, has been given for valuable consideration (the receipt and adequacy of which is acknowledged) and survives, and does not terminate upon, the legal or mental incapacity, bankruptcy, dissolution, winding-up or insolvency of the Transferor. This power of attorney extends to and is binding upon the Transferor’s successors and permitted assigns. This power of attorney supersedes any prior delegation of authority that conflicts with it; and

(b)	the Company is authorized and directed to receive the purchase price from the Transferee and thereupon to record the transfer of the Purchased Shares, to enter the name of the Transferee in the registers of the Company as the holder of the Purchased Shares, and cause to be issued to the Transferee share certificates for such Purchased Shares in the name of the Transferee. The Company will hold the purchase price received by it in trust on behalf of the Transferor and will not commingle the purchase price with the Company’s assets, except that any interest accruing thereon will be for the account of the Company. The receipt by the Company of the purchase price will be a good discharge to the Transferee and, after the name of the Transferee has been entered in the registers of the Company as the holder of the Purchased Shares, the purchase and sale will be deemed completed and the Transferee will for all purposes own the Purchased Shares. Upon such registration, the Transferor will cease to have any right to or in respect of the Purchased Shares except the right to receive, without interest, the purchase price received by the Company upon surrender of any certificates that previously represented such Purchased Shares.

ARTICLE 9
ARBITRATION

9.1          Duty to Submit to Arbitration.

All disputes arising out of or in connection with this Agreement, or in respect of any defined legal relationship associated therewith or derived therefrom, will be referred to and finally resolved by arbitration administered under the applicable rules of the Vancouver International Arbitration Centre. The language of the arbitration will be English.

9.2          Appointing Authority.

The appointing authority will be the Vancouver International Arbitration Centre.

9.3          Governing Rules.

The case will be administered by the Vancouver International Arbitration Centre pursuant to the Arbitration Act (British Columbia), in accordance with its Domestic Arbitration Rules in effect at the time of the arbitration.

9.4          Place of Arbitration.

The place of arbitration will be Vancouver, British Columbia, Canada.

9.5          Costs.

The costs of the arbitration will be borne equally by the parties unless the arbitrator determines otherwise.

9.6          Circumstances Arbitration Does Not Apply.

Section 9.1 does not apply (i) where this Agreement otherwise more specifically sets out a dispute resolution mechanism to be followed prior to arbitration, or (ii) to remedies for injunction or specific performance to enforce obligations under this Agreement for which damages are not an adequate remedy.

ARTICLE 10
GENERAL

10.1        Notices.

Any notice or other writing required or permitted to be given hereunder or for the purposes hereof will be sufficiently given if delivered or sent by electronic mail to the party to whom it is given at:

(a)	if to the JT Shareholder at:

314 Loma Larga Drive, Solana Beach, California

Attention:	Jeff Busby

Email:	skibusby@gmail.com

(b)	if to the ERE Shareholder at:

Suite 1100 – 355 Burrard Street, Vancouver, British Columbia

Attention:	David Evans

E-mail:	dwevans25@gmail.com

(c)	if to HowardCo at:

4670 Sun Valley Road, Del Mar, California

Attention:	Howard Katkov

E-mail:	howard@redmountainventures.com

(d)	if to the Company, Company Board, RMR or RPM, with a copy to the JT Shareholder and the ERE Shareholder at the addresses set out in (a) above:

Unit D - 1990 Columbia Avenue, Rossland, British Columbia

Attention:	Chairman

E-mail:	howard@redmountainventures.com

or at such other address as the party to whom such writing is to be given will have last notified to the party giving the same in the manner provided in this clause. Any notice delivered or sent by electronic mail to the party to whom it is addressed will be deemed to have been given and received on the Business Day next following the day it was delivered or electronically mailed, provided that the sender does not receive a delivery failure report.

10.2        Waivers.

No waiver on behalf of any party of any breach of any of the covenants, conditions and provisions herein contained will be effective or binding upon such party unless the same will be expressed in writing and any waiver so expressed will not limit or affect such parties’ rights with respect to any other future breach.

10.3        Entire Agreement.

This Agreement and the Schedules appended hereto, constitute the entire agreement between the parties hereto with respect to all of the matters herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter herein and therein.

10.4        Further Assurances.

The parties will with reasonable diligence, do all such things, provide all such reasonable assurances and provide such further documents or instruments required by the other parties as may be reasonably necessary or desirable to give effect to the purpose of this Agreement.

10.5        Enurement.

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

10.6        Assignment.

Except as expressly provided in this Agreement, this Agreement may not be assigned by any of the parties without prior written consent of all of the other parties.

10.7        Amendment.

This Agreement may not be amended except by written agreement signed by all the parties.

10.8        Counterparts.

This Agreement may be executed in one or more counterparts (including by facsimile, .pdf or other electronic method), each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument.

[Remainder of page intentionally blank. Signature page follows.]

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

JUICE TRUST DTD 1/24/96 TRUST 3		ERE DEVELOPMENT INC.

Per:	/s/ Jeff Busby	Per:	/s/ David Evans
	Name: Jeff Busby		Name: David Evans
	Title: Trustee		Title: Director

RED MOUNTAIN VENTURES INC.		RMR ACQUISITION CORP.

Per:	/s/ Howard Katkov	Per:	/s/ Howard Katkov
	Name: Howard Katkov		Name: Howard Katkov
	Title: Director		Title: Director

RED PROPERTY MANAGEMENT LTD.		RED MOUNTAIN VENTURES G.P. LTD.

Per:	/s/ Howard Katkov	Per:	/s/ Howard Katkov
	Name: Howard Katkov		Name: Howard Katkov
	Title: Director		Title: Director

Per:	/s/ David Evans	Per:	/s/ David Evans
	Name: David Evans		Name: David Evans
	Title: Director		Title: Director

Signature page to Shareholders’ Agreement

SCHEDULE A

CAPITAL OF THE COMPANY AND RPM

Red Mountain Ventures G.P. Ltd.

Authorized

100,000,000	-	Class A Common Non-Voting Shares
100,000,000	-	Class B Common Non-Voting Shares
Unlimited	-	Class E-2 Common Voting Shares
Unlimited	-	Class E-3 Common Voting Shares
Unlimited	-	Class E-4 Common Voting Shares

Issued

Juice Trust	100	-	Class E-2 Common Voting Shares
ERE	100	-	Class E-3 Common Voting Shares
HowardCo	532,000	-	Class A Common Non-Voting Shares
	1,750		Class B Common Voting Shares
	100		Class E-4 Common Voting Shares

Red Property Management Ltd.

Authorized

1,000	-	Class A Shares
1,000	-	Class B Shares
1,000	-	Class C Shares
1,000	-	Class D Shares
1,000	-	Class E Shares
1,000	-	Class F Shares
1,000	-	Class G Shares
1,000	-	Class H Shares
1,000	-	Class I Shares
1,000	-	Class J Shares

Issued

RMR	100	-	Class A Shares
	100		Class B Shares
ERE	100	-	Class A Shares
	90		Class C Shares
Howard Katkov	10	-	Class C Shares

SCHEDULE B
LANDS

RMR LANDS Property description	Assessment Roll Number	PID number
DL 690	21-229-01748.000	014-646-595
Plan X60 Subsidy lot 19	21-229-03005.000	014-031-892
Parcel A Plan X60 Subsidy lot 27	21-229-03013.000	014-031-914
Parcel A Plan X60 Subsidy lot 28	21-229-03014.000	012-040-134
Lot 1 Plan 18912 Township 28	21-229-03018.000	016-168-852
DL 644 SRs Northern Belle M/C	21-229-03029.000	n/a
DL 645 SRs of View M/C	21-229-03030.000	n/a
DL 921 SRs Cliff M/C	21-229-03050.000	014-646-510
DL 923	21-229-03051.000	016-372-522
DL 924 SRs Consolidated St. Elmo M/C	21-229-03052.000	014-646-561
Lot 1 Plan 14633 Ski hill communications	21-229-03062.400	communications only
Lot 1 Plan 14633 DL 967/1045/1057/1347	21-229-03062.500	006-976-824
Lot C Plan EPP130816 (Base Lodge)		032-063-792
DL 1295 (mid mountain lands)	21-229-03090.000	014-031-876
Lot B Plan EPP 130816 (was lot 11 prior to last fall’s subdivision/boundary adjustment)	21-229-03014.112	032-063-784
Lot 8 NEP79845, TWP 28	21-229-03014.080	026-522-195
Plan RW457 DL 8495 Granite chairlift	21-229-03115.000	017-025-567/664

SCHEDULE C

DEVELOPMENT PROJECT LAND VALUES

RED MOUNTAIN RESORT - Development Land

	DEVELOPEMNT LOT	LAND VALUE DEVELOPMENT LOT	Units	Development Area	Units by Area	Land Value / Area	Land Value / Unit
1	Area 2 Crescent	2,000,000	102	Area 2	102	2,000,000	19,608
2	Area 2 The Daly	3,000,000	94		94	3,000,000	31,915
3	Area 3 Condo AB	3,000,000	59	Area 3	59	3,000,000	50,847
4	Area 4 Shed ABC	5,040,000	72	Area 4	72	5,040,000	70,000
5	Area 6 Condo A	1,440,000	24	Area 6	60	3,600,000	60,000
6	Area 6 Condo B	2,160,000	36
7	Area 8 Condo	1,600,000	40	Area 8	40	1,600,000	40,000
8	Area 9 Hotel A	6,000,000	125
9	Area 9 Condo B	2,400,000	48	Area 9	253	12,400,000	49,012
10	Area 9 Condo C	1,500,000	30
11	Area 9 Condo D	2,500,000	50
12	Area 19 Hotel A	3,000,000	50
13	Area 19 Condo B	4,300,000	43
14	Area 19 Condo C	4,300,000	43	Area 19	264	24,400,000	92,424
15	Area 19 Condo D	4,300,000	43
16	Area 19 Condo E	4,200,000	42
17	Area 19 Condo F	4,300,000	43
		55,040,000	944		944	55,040,000

	SFD LOTS:	Land
18	Remainder Caldera	included	TBD			included
		Purchase Price from
19	Benchlands	Province	TBD
20	SF LAND MID	8,000,000	94		94	8,000,000

	TOTAL	63,040,000	1038		1038	63,040,000

SCHEDULE D

FORM OF DEVELOPMENT PROJECT PROPOSAL

See attached.

Schedule D

Real Estate Development Term Sheet

RED MOUNTAIN RESORT

FORM OF DEVELOPMENT PROJECT PROPOSAL

TERM SHEET TEMPLATE: this form will be the basis of each Development Project Proposal. Each project will have its own unique characteristic and deal terms that are not contemplated below will be determined in accordance with project details and market conditions among other external factors.

Date_____________, 20_.

ERE Development Inc. (“ERE”) hereby provides to the board of directors (the “Company Board”) of Red Mountain Ventures G.P. Ltd. (the “Company”) the following project proposal for review and acceptance or rejection by the Company Board in accordance with Section 4.14 of the shareholders’ agreement governing the Company (the “RMVGP SHA”). Capitalized terms not otherwise defined herein have the meaning given to them in the RMVGP SHA.

1.	Developer: The developer of the Project will be a newly formed B.C. limited partnership (the “Project LP”), with the limited partnership agreement for the Project LP containing the material terms set out in Schedule A. The limited partners of the Project LP will be________________ and ________________.

2.	Project Description: The project (the “Project”) will be substantially as described in the attached Schedule B.

3.	Land Value: The value of the lands to be rolled into the Project LP by RMR Acquisition Corp. (“RMR”) will be $______________ which amount is comprised of:

a.	Development Project Land Value: $______________, being the Development Project land value ascribed to the lands comprising this Development Project in Schedule C to the RMVGP SHA; plus, if any;

b.	Additional Land Value: $________, being the difference between the Development Project Land Value in Schedule C to the RMVGP SHA and the Land Value for this Development Project.

4.	Pro Forma: A preliminary pro-forma for the Project is attached as a part of the Project Description included as Schedule B. The anticipated returns for the Project set out in this pro-forma will be equal to 20% of Project Costs (as defined in the RMVGP SHA) and the Land Value will be adjusted (but not below the Development Project land value ascribed to the lands comprising this Development Project in Schedule C to the RMVGP SHA) to reflect such return.

5.	General Partner Ownership Structure: RMR 50% and ERE 50%. The shareholder agreement for the general partner will contain the material terms set out in schedule B.

6.	Project LP Equity Structure: The equity structure for the Project will be as set out in the attached Schedule C. The business principal of the equity requirements set out in the attached Schedule C will be to minimize the limited partner equity requirements while minimizing the risk to RMR. While there may be variations in the return, ERE will work to provide for a return to the limited partners equal to 150% of committed capital.

7.	Project Branding: Red Mountain Homes will be the predominate brand for marketing purposes.

8.	Capital Raise, Guarantees and Indemnities: ERE will lead the capital raise for the Project and source the capital required to facilitate the Project and may or may not solicit a third-party capital markets broker in its sole determination, which cost will be borne by the Project LP. In either case, in the event that a third party is used, market fees will be paid which fees may be allocated between ERE and such third party provider as agreed between ERE and such third party provider. Project level guarantees and indemnities will be required for the Project and ERE will, as part of the capital raise, attempt to secure required indemnities. ERE will be required to provide indemnities and its understood and agreed that a fee will be payable for all indemnities. In addition, RMR may, subject to approval of the Company Board, pledge an unencumbered and subdivided lot as additional security for any future construction loan, which lot will earn a fee that will be market based in the range of 1.5%-3.0% annually on total exposure and its occurrence. The required Project level guarantees and indemnities will include, without limitation, Homeowner Protection insurance policy, environmental indemnity, Deposit Protection Insurance indemnity and senior construction financing guarantees.

9.	Development Team: The Project LP will engage the following teams in connection with the Project:

a.    Architect: _____________________

i.      Mechanical Engineer: _____________

ii.    Structural Engineer: _____________

iii.   Electrical Engineer:_____________

iv.   Civil Engineer:______________

b.    General Contractor:_______________

c.    Sales Contractor:_________________

d.    Marketing Contractor:__________________

e.    Real Estate Agent:__________________

If any of the Sales and Marketing Manager, the Development Manager or the Construction Manager are affiliates of ERE, RMR or any shareholder under the RMVGP SHA, the form of agreement will be attached as a schedule to this proposal.

10.	Investor Benefit Package: As part of the capital raise and as a separate line item and cost to the Project in support of the investor program, RMR and its subsidiaries will provide an investor benefits package which will include seasons tickets passes and other Red Mountain branded items, the amount of which benefits will be determined for each Project but will not exceed $_________ per Project.

11.	Commercial Component: If the Project contains a commercial component, RMR (or an affiliate of RMR) will have the option to purchase or retain the commercial component of the project for “warm shell condition” at cost with no land being attributed to the costs. RMR will exercise such option to purchase within 3 months of the commencement of marketing of the Project. If RMR does not exercise the option, ERE (or an affiliate of ERE) will have the right to exercise the similar option for a period of 3 months following the date that RMR declines toe exercise the option. If ERE does not exercise the option, the commercial component of the Project will be sold to a third party.

12.	Fees: The following fees will be payable by the Project LP in connection with the Project in accordance with the terms set out in the respective agreements where applicable:

a.	Development Management Fee: Fees of 3.5% of Costs (as defined in the Development Management Agreement) and will be split 80% ERE / 10% Howard Katkov / 10% RMR. Fee to be calculated as a percentage of all project costs.

b.	Sales & Marketing Fee: 1.0% of Gross Revenue (as defined in the sales and marketing agreement) and will be split 80% ERE / 10% Howard Katkov / 10% RMR.

c.	Guarantee Fee: ERE to secure a guarantor as required for all indemnities. The fee for any guarantee will be market driven and determined on a deal by deal basis and as contemplated in Section 8 above.

d.	Additional Project Fees: to be included in the budget and paid to the entity responsible for that scope of work and included in the Development Costs. Fees are budgeted to be as outlined below, but will be reviewed and increased to reflect inflation and increases in industry costs:

i.	Accounting Fee of $45,000/ year.

ii.	Post Construction Fee (homeowner care) of $1,250/unit.

iii.	Construction Oversight Fee will be charged at $7,500 / month starting 6 months before construction and ending 3 months after construction.

ERE Development Inc.

SCHEDULE A

Major Decisions of the General Partner (“GP”) of the Project LP will be subject to joint agreement between RMR and ERE, each acting reasonably and in good faith, and are generally outlined below (capitalized terms will be as defined in the partnership agreement governing the Project LP):

(a)	the authorization, creation, issuance, repurchase or redemption of any shares or other securities of the Company;

(b)	the transfer of any shares or other securities of the Company, except transfers specifically authorized in this Agreement;

(c)	amalgamating, merging or entering into an arrangement or other reorganization involving the Company or the continuance of the Company into any other jurisdiction;

(d)	paying or distributing amounts out of any stated capital account, reducing any stated capital account, distributing any surplus or earnings, or returning any capital;

(e)	increasing or reducing the capitalization of the Company, by way of split, conversion, exchange of securities or otherwise;

(f)	any decision which would result in the Company becoming a “reporting company” under the Act;

(g)	any matter which, pursuant to the Act, would require the passage of a special resolution of shareholders under the Act;

(h)	any amendment to the Notice of Articles or Articles of the Company, including any change to the rights and restrictions attached to the Shares;

(i)	(i) acknowledging the insolvency of the Company or the inability of the Company to pay its debts as they become due; (ii) making an assignment for the benefit of the creditors of the Company; (iii) appointing or allowing the appointment of any receiver, receiver-manager, trustee, liquidator or other Person acting in a similar capacity; (iv) instituting any proceeding seeking to have the Company adjudicated a bankrupt or insolvent; or (v) taking any action or instituting any proceeding for the purpose of, or leading to, the liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of the Company or its debts under any applicable law relating to bankruptcy, insolvency, reorganization or relief of debtors;

(j)	in respect of the Company, (i) commencing any action, suit or proceeding, (ii) compromising or settling any action, suit, proceeding, (iii) compromising or settling any material administrative proceeding or investigation, or (iv) submitting to binding arbitration, except pursuant to Article IX;

(k)	declaring or paying any dividend or other distribution on or in respect of any Shares or other securities of the Company;

(l)	other than any fees contemplated and set out in the Development Management Agreement, Marketing Management Agreement or Construction Management Agreement, paying any advance, salary, bonus, fees (including, but not limited to, consulting, service or management fees), incentive compensation or other amount, or granting any other benefits, to any director, former director, Shareholder, Affiliate or Associate of the Company, Affiliate or Associate of any Shareholder or any Person that the Company or a Shareholder is an Associate of, except in accordance with this Agreement;

(m)	the borrowing or lending of money, the granting of credit or the incurring of any guarantee or indemnity obligations by the Company, which approval will be provided by both parties in the event that the terms reflect the terms set out in any new Development Project Proposal;

(n)	any grant of any security interest in the assets of the Company, which approval will be provided by both parties in the event that the terms reflect the terms set out in any new Development Project Proposal;

(o)	any direct or indirect participation (whether by loan, guarantee, investment or other financial assistance, or by consulting, or otherwise providing professional assistance, or otherwise) by the Company in any business other than the Project;

(p)	altering the size of the Board;

(q)	altering the quorum required for the transaction of business at meetings of the Board or the voting threshold acquired for approving business at meetings of the Board;

Nominee Matters

(r)	the composition of the board of directors of the Nominee;

(s)	any directions to the Nominee;

(t)	any grant of any security interest in the assets of the Nominee;

Limited Partnership Matters

(u)	the resignation or removal of the Company as the general partner of the Limited Partnership;

(v)	the Limited Partnership repurchasing, redeeming or acquiring any units or other securities of the Limited Partnership;

(w)	increasing or reducing the capital structure of the Limited Partnership, by way of split, conversion, exchange of securities or otherwise;

(x)	the issuance of any additional limited partnership units (of any class or series) in the Limited Partnership;

(y)	the transfer of any limited partner units or other securities of the Limited Partnership;

(z)	making any cash or other capital calls to the partners of the Limited Partnership;

(aa)	the appointment, removal and/or replacement of the legal and accounting advisors of the Limited Partnership,

(bb)	approval of all accounting and tax treatment to be employed on behalf of the Limited Partnership;

(cc)	the borrowing or lending of money, the granting of credit or the incurring of any guarantee or indemnity obligations by the Limited Partnership, including but not limited to, the entering into of any construction financing, which approval will be provided by both parties in the event that the terms reflect the terms set out in any new Development Project Proposal;

(dd)	any grant of any security interest in the assets of the Limited Partnership, which approval will be provided by both parties in the event that the terms reflect the terms set out in any new Development Project Proposal;

(ee)	approving the financial statements of the Limited Partnership, which approval will be provided by both parties in the event that the terms reflect the terms set out in any new Development Project Proposal;

(ff)	(i) acknowledging the insolvency of the Limited Partnership or the inability of the Limited Partnership to pay its debts as they become due; (ii) making an assignment for the benefit of the creditors of the Limited Partnership; (iii) appointing or allowing the appointment of any receiver, receiver-manager, trustee, liquidator or other Person acting in a similar capacity; (iv) instituting any proceeding seeking to have the Limited Partnership adjudicated a bankrupt or insolvent; or (v) taking any action or instituting any proceeding for the purpose of, or leading to, the liquidation, dissolution, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of the Limited Partnership or its debts under any applicable law relating to bankruptcy, insolvency, reorganization or relief of debtors;

(gg)	in respect of the Limited Partnership, (i) commencing any action, suit or proceeding, (ii) compromising or settling any action, suit, proceeding, (iii) compromising or settling any material administrative proceeding or investigation, or (iv) submitting to binding arbitration

(hh)	the taking or instituting of any proceedings for the reorganization, dissolution or winding up of the Limited Partnership;

(ii)	any distributions under the Limited Partnership Agreement of any assets (including, for greater certainty, distributions of “Distributable Cash” as defined in the Limited Partnership Agreement) or property of the Limited Partnership, which approval will be provided by both parties in the event that the terms reflect the terms set out in any new Development Project Proposal;

(jj)	other than any fees contemplated and set out in the Development Management Agreement, Marketing and Sales Management Agreement or Construction Management Agreement, paying any advance, salary, bonus, fees (including, but not limited to, consulting, service or management fees), incentive compensation or other amount, or granting any other benefits, to any Shareholder, Affiliate or Associate of the Company, Affiliate or Associate of any Shareholder, or any Person that the Company or a Shareholder is an Associate of, or otherwise entering into any Affiliate Transaction (as defined in the Limited Partnership Agreement) except in accordance with this Agreement and/or the Limited Partnership Agreement, as applicable;

(kk)	making or filing any material tax election, changing any material accounting principal or changing the fiscal period, in respect of the Limited Partnership;

(ll)	any change to the business of the Limited Partnership;

(mm)	any amendment to the Limited Partnership Agreement;

(nn)	the allocation of income or losses of the Limited Partnership, subject to the requirements of the Limited Partnership Agreement

Project

(oo)	any amendment of the Project Management Agreement;

(pp)	termination of the Project;

(qq)	approval of the terms and conditions of a bulk sale of the Land or the Project.

SCHEDULE B

PROJECT DESCRIPTION

The Project Description to include:

1)	Target density, unit mix, target unit areas and price ranges within the unit mix matrix.

2)	Proposed site plan.

3)	Architectural schematic massing.

4)	Product description, including target market.

5)	Pro-forma in substantially the form set out in the example attached as Appendix A to this Schedule B.

6)	Project Schedule.

APPENDIX A

FORM OF PRO FORMA

Real Estate Development

SUMMARY DETAILS	Distribution Date:

PROJECT REVENUE
	Phase 1	Phase 2	Retail	Amenity	TOTAL
BSF	1	-	-	-	1
Effiiciency	0.0%				0.0%
RSF	-	-	-	-	-
Residential Units	-	-	-	-	-
Parking Stalls	-	-	-	-	-
Average Unit Size (sf)

Sales Price / SF	$-	$-	$-	$-	-
Sales Value	-	-	-	-	-
Less: Incentives Allowance	-	-	-	-	-
NET VALUE	-	-	-	-	-
NET VALUE / DOOR	$-	$-	$-	-	-
NET VALUE / SSF	$-	$-	$-	-	-

PROJECT COSTS
		$ / BSF	$
LAND
RMV Purchase Price per Schedule		$-	-
Land “Bump” Value		$-	-
PTT		$-	-
Appraisal Surplus		$-	-
SUBTOTAL		$-			-

HARD COSTS
General Contract & GC Fee		$-	-
Offsites / Enviro		$-	-
Other		$-	-
Contingency		$-	-
SUBTOTAL		$-			-

SOFT COSTS
Consulting Fees		$-	-
Municipal Fees		$-	-
Property Taxes / Insurance		$-	-
DM Fee	4.5% of Total Costs (less land)	$-	-
Other Soft Costs		$-	-
SUBTOTAL		$-	-		-

MARKETING
Marketing Costs		$-	-
Sales Commissions		$-	-
SUBTOTAL		$-			0

FINANCE
Interest		$-	-
Commitment Fees		$-	-
Other		$-	-
SUBTOTAL		$-			0

TOTAL COSTS		$-			-
Less: Appraisal Surplus		$-			-
CASH COSTS		$-			-

TOTAL PROFIT					-
RETURN ON CASH COST				%
Return on Equity (ROE)				%
ROE Annualized				%
Equity Multiple					0.00 x

CAPITAL STRUCTURE
SOURCES
Equity	%	-
Appraisal Surplus*	%	-
Sr Construction Debt **	%	-
TOTAL	%	-

AT CONSTRUCTION
Bank equity required		-
Less: Land		-
Plus: Appraisal Surplus		-
ADJ CASH EQUITY REQUIRED		-

Project Level Participation		Total Project	GP	LP
Guarantee Fee		100.00%
1. Equity		100.00%
2. Preferred Return	0.00%	100.00%
3. Thereafter		100.00%

Distributions/Waterfall		Total Project	GP	LP Investor
1. Equity		$-	$-	$-
Guarantee Fee	0.00%	$-	$-	$-
2. Preferred Return	0.00%	$-	$-	$-
3. Thereafter		$-	$-	$-
Total Profit		$-	$-	$-
Equity Multiple
ROE
Annualized ROE

GP Participation	Total GP	ERE	RMR
Guarantee Fee	0.00%	0.00%	0.00%
Sales Advisory Fee	100.00%	80.00%	20.00%
Dev Management Fee	100.00%	80.00%	20.00%
2. Preferred Return	100.00%	50.00%	50.00%
3. Thereafter	100.00%	50.00%	50.00%

Summary	Total GP	ERE	RMR
Guarantee Fee
Sales Advisory Fee
Development Management Fee
1. RMV Land Value
2. Land Bump
3. Preferred Return
4. Thereafter
Total Fees	$-	$-	$-
Total Proceeds (including Land)	$-	$-	$-
Total	$-	$-	$-
Equity Multiple

SCHEDULE C

PROJECT EQUITY STRUCTURE

Estimated total equity requirement $________

1)	GP Equity: $_________ of Land Equity

2)	LP Equity Estimated to be $___________ equity and draws estimated below and finalized with project cashflow:

1.	First injection $________,

2.	Second injection: $_______;

3.	Third injection: ~$4__________ at start of construction – Final injection of equity will be confirmed once all financing and costs are final.